Exhibit 10.1

PURCHASE AND SALE AGREEMENT

by and between

FAIR FINANCE COMPANY,

JAMES F. COCHRAN, and

TIMOTHY S. DURHAM
as the Sellers

and

CLST ASSET III, LLC
as the Buyer

Dated as of February 13, 2009

i

ii

ANNEXES

ANNEX A	Notice Addresses

SCHEDULES

SCHEDULE I	Approved Dealers
SCHEDULE II	Approved Purchase and Sale Agreements
SCHEDULE III	Form of Closed-End Consumer Contracts
SCHEDULE IV	Form of Open-Ended Consumer Contracts
SCHEDULE V	Credit and Collection Policy
SCHEDULE VI	Approved Lockbox Bank and Account
SCHEDULE VII	Form of Voucher

EXHIBITS

EXHIBIT A	Form of Promissory Note (Portfolio A)
EXHIBIT B	Form of Promissory Note (Portfolio B)
EXHIBIT C	Form of Sale Assignment
EXHIBIT D	Form of Servicer’s Certificate

APPENDICES

APPENDIX A	Condition Precedent Documents

iii

THIS PURCHASE AND SALE AGREEMENT (such agreement as amended, modified, supplemented or restated from time to time, the “Agreement”) is dated as of February 13, 2009, by and between FAIR FINANCE COMPANY, an Ohio corporation, TIMOTHY S. DURHAM, a natural person, and JAMES F. COCHRAN, a natural person, as the sellers, and CLST ASSET III, LLC, Delaware limited liability company, as the buyer (the “Buyer”).

W I T N E S S E T H:

WHEREAS, the Buyer desires to purchase from the Seller and the Seller desires to sell to the Buyer certain receivables and installment sales contracts originated or acquired by the Seller in the ordinary course of its business, together with, among other things, certain related security and rights of payment thereunder;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I.

GENERAL

Section 1.1.                                                        Defined Terms.

As used herein, the following terms have the meanings provided below.

“Affiliate”: With respect to a Person, means any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. For purposes of this definition, “control,” when used with respect to any specified Person means the possession, directly or indirectly, of the power to vote 25% or more of the voting securities of such Person or to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Aggregate Outstanding Receivable Balance”: As of any date of determination, the sum of all Outstanding Receivable Balances of all Receivables other than those (a) that have been repurchased by the Seller pursuant to Section 6.4 and (b) that are deemed to be satisfied in full with respect to the Buyer as a result of such Receivables having become Defaulted Receivables following the Closing Date and the Seller having paid an amount equal to the Outstanding Receivable Balances of such Receivables pursuant to Section 6.1.

“Agreement”: Defined in the Preamble.

“Applicable Law”: For any Person or property of such Person, all then-existing laws, rules, regulations (including income tax regulations), statutes, treaties, codes, ordinances, permits, certificates, orders and licenses of and interpretations by any Governmental Authority which are applicable to such Person or property (including, without limitation, predatory lending laws, usury laws, the Federal Truth in Lending Act, and Regulation Z and Regulation B of the Board of Governors of the Federal Reserve System), and applicable judgments, decrees, injunctions, writs, awards or orders of any court, arbitrator or other administrative, judicial, or quasi-judicial tribunal or agency of competent jurisdiction.

“Approved Dealer”: A Dealer identified on Schedule I hereto.

“Approved Purchase and Sale Agreement”: A Purchase and Sale Agreement identified on Schedule II hereto (or a Purchase and Sale Agreement in a form materially similar to those identified on such Schedule).

“Bankruptcy Code”: The United States bankruptcy code, as set forth in Title 11 of the United States Code, as amended from time to time.

“Business Day”: Any day (other than a Saturday or a Sunday) on which banks are not required or authorized to be closed in Dallas, Texas.

“Buyer”: Defined in the Preamble.

“Change of Control”: Any change in the management of Fair (including by resignation, termination, disability or death) the result of which is that two or more Key Employees are no longer under the employ of Fair or fail to provide active and material participation in the activities of Fair (including, but not limited to, general management, underwriting and the credit approval process and credit monitoring activities).

“Change of Tax Law”: Any change in application or public announcement of an official position under or any change in or amendment to the laws (or any regulations or rulings promulgated thereunder) of any jurisdiction, or any political subdivision or taxing authority of any of the foregoing, affecting taxation, or any change in the official application, enforcement or interpretation of such laws, regulations or rulings (including a holding by a court of competent jurisdiction), or any other action taken by a taxing authority or court of competent jurisdiction in the relevant jurisdiction.

“Closed End Consumer Contract”: Means a contract with an Obligor pursuant to which a Receivable was issued or created in a form substantially similar to that attached hereto as Schedule III.

“Closing Date”: February 13, 2009.

“Cochran”: James F. Cochran, a natural person.

“Collection Account”:  Defined in Section 8.4(f).

“Collections”: (a) All cash collections and other cash proceeds of any Receivable, including, without limitation or duplication, any (i) Interest Collections, (ii) Principal Collections, (iii) amendment fees, late fees, prepayment fees or waiver fees payable in accordance with the Underlying Instruments with respect to such Receivable, (iv) Recoveries or (v) other amounts received in respect thereof (including any insurance proceeds but excluding any Excluded Amounts), (b) any cash proceeds or other funds received by the Buyer or the

Servicer with respect to any Related Security (including from any guarantors of the Receivables), (c) all payments from a Dealer pursuant to any of its indemnity and repurchase obligations under the related Purchase and Sale Agreements, and (d) interest earnings on deposits in the Collection Account.

“Contractual Obligation”: With respect to any Person, any material provision of any securities issued by such Person or of any material indenture, mortgage, deed of trust, contract, undertaking, agreement, instrument or other document to which such Person is a party or by which it or any of its property is bound or to which either is subject.

“Credit and Collection Policy”: The written credit policies and procedures manual of the Servicer set forth on Schedule V, as such credit and collection policy may be amended or supplemented from time to time with the consent of the Buyer; provided, that if the Buyer has approved the credit and collection policy of the applicable Dealer, the “Credit and Collection Policy” shall be the credit and collection policy of such Dealer with respect to the Receivables originated by such Dealer.

“Dealer”: Each Person party to a Purchase and Sale Agreement with the Seller.

“Defaulted Receivable”: A Receivable as to which any of the following has occurred: (i) all or any portion of a contractual payment due under such Receivable is 91 or more days past due, (ii) the payment terms related to such Receivable have been restructured or modified (other than (A) as permitted by the Credit and Collection Policy or (B) with the written consent of the Buyer, in its sole discretion) in any way due to credit reasons or for the purpose of preventing such Receivable from becoming a Defaulted Receivable after its acquisition by the Buyer, (iii) a charge-off has been taken with respect to such Receivable as a result of a bankruptcy proceeding or otherwise, (iv) the related Obligor is subject to an Insolvency Event (without giving effect to any cure period specified in the definition thereof), (v) to the knowledge of the Servicer, the related Obligor is not Solvent, or (vi) the Servicer has determined (or should have determined) in accordance with the Credit and Collection Policy or the Servicing Standard that such Receivable is not collectible (including, without limitation, as a result of any claim by the applicable Obligor that the related goods or services with respect to such Receivable were not delivered or performed in a satisfactory manner).

“Delinquent Receivable”: Means a Receivable with respect to which all or any portion of a required payment thereunder is delinquent more than 30 days from the payment due date, but in no event more than 90 days after the payment due date.

“Dollars”: Means, and the conventional “$” signifies, the lawful currency of the United States.

“Durham”:  Timothy S. Durham, a natural person.

“Eligible Obligor”: Any Obligor that, as of the Closing Date, (a) is a natural person and (b) is not an employee, principal, director or equity holder of the Seller.

“Eligible Receivable”: Each Receivable that satisfies each of the following eligibility requirements as of the Closing Date:

(a) as of the Closing Date, such Receivable is not a Delinquent Receivable;

(b) such Receivable, together with the Underlying Instruments related thereto, (i) is in full force and effect and constitutes the legal, valid and binding obligation of the related Obligor enforceable against such Obligor in accordance with its terms, except as such enforceability may be limited by Insolvency Laws and by principles of equity (whether considered in a suit at law or in equity), (ii) is not subject to any pending or threatened litigation, material dispute or offset and (iii) contains provisions substantially to the effect that the Obligor’s payment obligations thereunder are absolute and unconditional without any right of rescission, setoff, counterclaim or defense for any reason (except as required by Applicable Law) against the applicable originator or any assignee thereof;

(c) such Receivable is denominated and payable only in Dollars (and not in another currency or in kind) in the United States and does not permit the currency or country in which such Receivable is payable to be changed;

(d) such Receivable is not a Defaulted Receivable or a Receivable which should be written off in accordance with the Credit and Collection Policy;

(e) either (i) all products and services associated with such Receivable have been sold, delivered, rendered and completed and no further action or event needs to occur in order for such Receivable to be the enforceable obligation of the related Obligor; and, if appropriate, such delivery and completion is evidenced by completion certificates or delivery confirmations from the related Obligor, (ii) if any such products or services were not delivered, rendered or completed, the applicable Purchase and Sale Agreement provides recourse to the Dealer for any related dispute associated therewith (i.e., any claims by the applicable Obligor that the amounts due under such Receivable are not payable) or (iii) the related Underlying Instruments evidencing such Receivable contemplate for the timed delivery of products thereunder, in which case for purposes of this Agreement only the Outstanding Receivable Balance related to the products which have been delivered shall be included in all calculations hereunder;

(f) the vendor of the products or the service provider of the services associated with such Receivables has been paid in full; provided that with respect to Receivables described in clause (e) above, such Receivables shall not be Eligible Receivables pursuant to this clause (f) only to the extent such vendor or service provider has not been paid;

(g) the Seller is the sole owner of such Receivable and no participation interests have been granted to any Person with respect to such Receivable;

(h) such Receivable was originated in compliance in all material respects with all Applicable Laws and the related Underlying Instruments comply in all material respects with all Applicable Laws;

(i) such Receivable is eligible under its Underlying Instruments to be acquired by the Seller as contemplated by the applicable Purchase and Sale Agreement and to be acquired by the Buyer as contemplated by this Agreement, and such Receivable does not contain any restrictions that would prohibit the further assignment or transfer of such Receivable by the Buyer;

(j) such Receivable does not contain a confidentiality provision that restricts or purports to restrict the ability of the Buyer or any servicer to exercise its rights under this Agreement or any separate servicing agreement that may be entered into hereafter related to the Receivables, including, without limitation, their rights to review the related Servicing File and Underlying Instruments;

(k) such Receivable provides for periodic payments of interest and/or principal no less frequently than monthly (provided that a Receivable shall not be ineligible pursuant to this clause (k) where the initial required payment occurs more than one month after the contract date so long as the first required payment to the Buyer is due and payable no later than 45 days after the date such Receivable is purchased by the Buyer) and is either (A) fully amortizing over its term or (B) a revolving charge contract with a specified amortizing term established with respect to the related products/services acquired at the origination of such Receivable;

(l) all consents, licenses, approvals or authorizations of, or registrations or declarations with, any Governmental Authority or any other Person required to be obtained, effected or given in connection with the making, origination, acquisition, transfer or performance of such Receivable have at all relevant times been duly obtained, effected or given and have been in full force and effect at all relevant times;

(m) such Receivable has not had any of its terms, conditions or provisions amended, modified or waived in any manner inconsistent with the Credit and Collection Policy and has not been restructured at any time other than in accordance with the Credit and Collection Policy;

(n) such Receivable has not been selected for conveyance to the Buyer in any manner adverse to the Buyer;

(o) the related Obligor has been or, within thirty (30) days following the Closing Date will be, instructed to make all payments into a Lockbox Account;

(p) there are no facts, events or occurrences existing which materially impair the validity, enforceability or collectability of such Receivable or reduce the amount payable or delay payment thereunder;

(q) (i) the Seller has good and marketable title to, and is the sole owner of, such Receivable, and (ii) the Required Receivable File with respect to such Receivable has been delivered to the Buyer;

(r) the Obligor with respect to such Receivable is an Eligible Obligor;

(s) all information, representations and warranties provided in writing by the Seller with respect to such Receivable are true, correct and complete in all material respects;

(t) the acquisition of such Receivable will not cause the Buyer to be required to register as an investment company under the 1940 Act;

(u) such Receivable does not constitute “margin stock” as defined under Regulation U;

(v) such Receivable is not subject to U.S. withholding tax and is not subject to any foreign withholding tax unless the Obligor thereon is required under the terms of the related Underlying Instrument to make “gross-up” payments that cover the full amount of such withholding tax on an after-tax basis in the event of a Change of Tax Law; and

(w) the Receivable is included in a pool of Receivables originated by an Approved Dealer and was purchased by Fair from such Approved Dealer pursuant to an Approved Purchase and Sale Agreement.

“Excepted Persons”: Defined in Section 10.12(a).

“Excluded Amounts”: (a) Any amount received in a Lockbox Account with respect to any Receivable, which amount is attributable to the payment of any tax, fee or other charge imposed by any Governmental Authority on such Receivable or (b) any amount received in a Lockbox Account or other Account representing (i) a reimbursement of insurance premiums, or (ii) any escrows relating to Taxes, insurance and other amounts in connection with Receivables which are held in an escrow account for the benefit of the Obligor (or its client) and the secured party pursuant to escrow arrangements under the Underlying Instruments.

“Fair”: Fair Finance Company, an Ohio corporation.

“Governmental Authority”: With respect to any Person, any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any body or entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any court or arbitrator having jurisdiction over such Person.

“Inconsistent Determination”: Defined in Section 2.1(g).

“Insolvency Event”: With respect to a specified Person, (a) the filing of a decree or order (i) for relief by a court having jurisdiction over such Person or any substantial part of its property in an involuntary case under any applicable Insolvency Law now or hereafter in effect, or (ii) appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or (iii) ordering the winding-up or liquidation of such Person’s affairs, provided that such decree or order shall remain unstayed and in effect for a period of 60 consecutive days, (b) the commencement by such Person of a voluntary case under any applicable Insolvency Law now or hereafter in effect, or the consent by such Person to the entry of an order for relief in an involuntary case under any such law, (c) the consent by such Person to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or the making by such Person of any general assignment for the benefit of creditors, (d) the failure by such Person generally to pay its debts as such debts become due, or (e) the taking of action by such Person in furtherance of any of the foregoing.

“Insolvency Laws”: The Bankruptcy Code and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments, or similar debtor relief laws from time to time in effect affecting the rights of creditors generally.

“Insolvency Proceeding”: Any case, action or proceeding before any court or other Governmental Authority relating to any Insolvency Event.

“Interest Collections”: Any and all amounts received with respect to the Receivables other than Principal Collections that are deposited into the Collection Account, or received by or on behalf of the Buyer or the Seller for the benefit of the Buyer in respect of a Receivable whether in the form of cash, checks, wire transfers, electronic transfers or any other form of cash payment.

“Key Employees”: Each of John Head, Doug DeRose and Keith Schaffter.

“LIBOR Rate” means, a fluctuating rate of interest equal to the one month London interbank offered rate from day to day in effect as published in the “Money Rates” section of The Wall Street Journal (or if such rate from such source is not available for any day, that rate reasonably determined by the Seller using any other reasonable source or method reasonably acceptable to the Buyer).

“Lien”: Any mortgage, lien, pledge, charge, right, claim, security interest or encumbrance of any kind of or on any Person’s assets or properties in favor of any other Person (including any UCC financing statement or any similar instrument filed against such Person’s assets or properties).

“Lockbox Accounts”: Each of the separate lockbox accounts or blocked accounts maintained at the applicable Lockbox Account Bank for the purpose of receiving Collections, the details of which are set forth on Schedule VI, as such schedule may be amended from time to time.

“Lockbox Account Banks”: The financial institutions listed as Lockbox Account Banks on Schedule VI, and such other financial institutions that may from time to time become Lockbox Account Banks hereunder.

“Material Adverse Effect”: With respect to any event or circumstance, means a material adverse effect on (a) the business, financial position, results of operations, performance or properties of the Seller or the Buyer, (b) the validity or enforceability of this Agreement or any other Transaction Document against the Seller or the Buyer or the validity, enforceability or collectability of the Sale Assets taken as a whole or any material portion of the Sale Assets, (c) the rights and remedies of the Buyer with respect to matters arising under this Agreement or any other Transaction Document, or (d) the ability of the Seller or the Buyer to perform their obligations under this Agreement or any other Transaction Document.

“Maximum Lawful Rate” means the maximum non-usurious interest rate, if any (or, if the context so requires, an amount calculated at such rate), that at any time or from time to time may be contracted for, taken, reserved, charged, or received by the Seller under applicable laws of the State of Texas or the United States of America, as such laws are presently in effect or, to the extent allowed by Applicable Law, as such laws may hereafter be in effect.

“Notes”: The following unsecured promissory notes, each of which shall be executed by the Buyer and shall bear interest at a per annum rate equal to the LIBOR Rate plus four percent (4.0%), but subject to the Maximum Lawful Rate:

(a) a note executed in favor of Fair in the stated principal amount of $543,820.33, in substantially the form attached hereto as Exhibit A;

(b) a note executed in favor of Fair in the stated principal amount of $165,047.61, in substantially the form attached hereto as Exhibit B;

(c) a note executed in favor of Cochran in the stated principal amount of $20,713.52, in substantially the form attached hereto as Exhibit A;

(d) a note executed in favor of Cochran in the stated principal amount of $6,286.48, in substantially the form attached hereto as Exhibit B;

(e) a note executed in favor of Durham in the stated principal amount of $124,833.51, in substantially the form attached hereto as Exhibit A;  and

(f) a note executed in favor of Durham in the stated principal amount of $37,886.54, in substantially the form attached hereto as Exhibit B.

“Obligor”: With respect to any Receivable, any Person or Persons obligated to make payments pursuant to or with respect to such Receivable, including any guarantor thereof.

“Open Ended Consumer Contract”: Means a contract with an Obligor pursuant to which a Receivable has been issued or created in a form substantially similar to that attached hereto as Schedule IV.

“Opinion of Counsel”: A written opinion of counsel, which opinion and counsel are acceptable to the Buyer in its reasonable discretion.

“Outstanding Receivable Balance”: As of any determination date, with respect to any Receivable, an amount equal to (i) the principal balance for such Receivable as of the date it is transferred to the Buyer, minus (ii) all Principal Collections on such Receivable, to the extent deposited by the Servicer in the Collection Account.  The Outstanding Receivable Balance of any Prepaid Receivable which has been prepaid in full shall equal $0.

“Parent Stock”: Defined in Section 2.3(a).

“Person”: An individual, partnership, corporation, limited liability company, joint stock company, trust (including a statutory or business trust), unincorporated association, sole proprietorship, joint venture, government (or any agency or political subdivision thereof) or other entity.

“Portfolio A”: Those Receivables identified as “Portfolio A” on Schedule I of the Sale Assignment, together with all Sale Assets related thereto.

“Portfolio B”: Those Receivables identified as “Portfolio B” on Schedule I of the Sale Assignment, together with all Sale Assets related thereto.

“Prepaid Receivable”: Any Receivable (other than a Defaulted Receivable) that has been terminated or has been prepaid in full or in part prior to its scheduled expiration date.

“Principal Collections”: Any and all amounts of Collections received in respect of any principal due and payable under the Receivables, from or on behalf of Obligors that are deposited into the Collection Account (including, without limitation, the principal portion of any Scheduled Payment or of any repurchase amount paid by the applicable Dealer to repurchase a Receivable pursuant to the applicable Purchase and Sale Agreement), or received by or on behalf of the Buyer by the Seller in respect of a Receivable and all Recoveries, whether in the form of cash, checks, wire transfers, electronic transfers or any other form of cash payment.

“Protective Filing”: Defined in Section 2.1(g).

“Purchase”: The purchase by the Buyer of Sale Assets pursuant to Section 2.1.

“Purchase and Sale Agreement”: Individually, each receivables purchase agreement among a Dealer, Fair (as originator) and the other parties thereto pursuant to which Fair acquires Receivables.

“Purchase Price”:  Defined in Section 2.2.

“Receivables”: All of the Buyer’s interest in and rights under the receivables and installment sales contracts listed on Schedule I to the Sale Assignment (which is incorporated herein by reference).

“Receivables List”: A list of Receivables in the form of the initial Receivables list attached as Schedule I to the Sale Assignment that, for each Receivable, identifies (i) the Obligor name, (ii) the original principal balance of the Receivable, (iii) the contract number or other identifying number, (iv) the applicable Dealer name (if applicable), (v) whether such Receivable is a Closed End Contract or Open Ended Contract, (vi) an indication of the security documents, if any, executed by the Obligor in connection with the Receivable, (vii) a description of any financing statements filed with respect to the Receivable, including the state(s) where such financing statement(s) were filed and (viii) for any updated Receivables List provided in connection with a Servicing Report, the Outstanding Receivable Balance of such Receivable as of the reporting date.

“Records”: All documents relating to the Receivables, including books, records and other information executed in connection with the origination or acquisition of the Receivables and Related Security or maintained with respect to the Receivables and Related Security and the related Obligors that the Seller has generated or in which the Seller has otherwise obtained an interest.

“Recoveries”: With respect to any Defaulted Receivable, the proceeds from the sale or other disposition of the Receivable (including any amounts received from a Dealer under any buyback obligations under its Purchase and Sale Agreement), any other recoveries with respect to such Defaulted Receivable, the Related Security and amounts representing late fees and penalties, net of amounts, if any, received that are required under such Defaulted Receivable, to be refunded to the related Obligor.

“Related Security”: All right, title and interest (but none of the obligations) of the Seller in and to the property described in the following:

(a) any and all Recoveries related to a Receivable, all payments paid in respect thereof and all monies due, to become due and paid in respect thereof and all liquidation proceeds;

(b) the Required Receivable Files and Servicing Files related to any Receivable, any Records, and the documents, agreements, and instruments included in the Servicing File or Records;

(c) all Liens, guaranties, indemnities, warranties, letters of credit, accounts, bank accounts and property subject thereto from time to time purporting to secure or support payment of any Receivable, together with all UCC financing statements, mortgages or similar filings signed or authorized by an Obligor relating thereto;

(d) any and all accounts to which Collections or other payments due by the Obligors have been directed prior to the Closing Date, along with the Collection Accounts and the Lockbox Accounts, to the extent amounts on deposit therein or credited thereto relate to the Receivables, together with all cash and investments in each of the foregoing other than amounts earned on investments therein (excluding any Excluded Amounts that may be on deposit therein);

(e) each Purchase and Sale Agreement and the assignment of such Purchase and Sale Agreement (including, without limitation, rights of recovery of the Originator against the Dealer and any guaranty, indemnity and repurchase obligations of the Dealer thereunder);

(f) all records (including computer records) with respect to the foregoing; and

(g) all collections, income, payments, proceeds and other benefits of each of the foregoing.

“Reporting Date”: The 10th day of each calendar month, or, if such day is not a Business Day, the next succeeding Business Day, commencing March 10, 2009.

“Required Receivable File”: For each Receivable, (i) the original executed (A) Closed End Consumer Contract or (B) the original executed Open Ended Consumer Contract and any associated Vouchers (provided that a copy of an associated Voucher shall be sufficient to the extent that such Voucher evidences two separate financings and the original Voucher has been furnished to the Buyer in connection with a different financing, and that a Voucher without the original executed Open Ended Consumer Contract shall be sufficient if the original executed Open Ended Consumer Contract is otherwise furnished to the Buyer, (ii) all principal security documents related thereto as indicated on the Receivables List, (iii) the original executed Purchase and Sale Agreement with respect to such Receivable, and (iv) to the extent applicable for the related Receivable, the original executed (a) guaranty, (b) credit agreement, (c) loan agreement, (d) note purchase agreement, (e) promissory note, (f) acquisition agreement (or similar agreement), (g) security agreement and (h) UCC financing statement(s), in each case as set forth on the Receivables List.

“Required Reports”: Collectively, the Servicing Reports, the Servicer’s Certificates required pursuant to Section 8.8(b), and the annual statements as to compliance required pursuant to Section 8.9.

“Responsible Officer”: With respect to any entity, any duly authorized officer of such entity with direct responsibility for the administration of this Agreement and also, with respect to a particular matter, any other duly authorized officer of such entity to whom such matter is referred because of such officer’s knowledge of and familiarity with the particular subject and, for purposes of the Seller (including Fair, Durham and Cochran) and the Servicer, the Responsible Officers shall be the Key Employees.

“Retransfer Date”:  Defined in Section 6.4.

“Retransfer Price”:  Defined in Section 6.2.

“Sale Assets”: Defined in Section 2.1(a).

“Sale Assignment”: Defined in Section 2.1(b).

“Scheduled Payment”: Each scheduled payment of principal and/or interest required to be made by an Obligor on the related Receivable, as adjusted pursuant to the terms of the related Required Receivable File.

“Seller”: Collectively, Fair, Durham and Cochran.  For avoidance of doubt, all representations and warranties made by “Seller” in this Agreement, any other Transaction Document or in any certificate or other deliverable related hereto shall be deemed made by each of Fair, Durham and Cochran, and all covenants and obligations of “Seller” shall apply to Fair, Durham and Cochran, and each shall be jointly and severally liable for the performance thereof.  Any references to knowledge of the Seller shall include the knowledge of any of Durham, Cochran and/or any officer, manager, director, executive, employee, agent or representative of

Fair.  Any notice to be provided under this Agreement by the Seller to the Buyer may be made by any of Fair, Durham or Cochran, but any notice to be provided under this Agreement by the Buyer to the Seller must be made to each of Fair, Durham and Cochran.

“Servicer Default”: The occurrence of any one of the following events:

(a)           any failure by the Servicer to make any payment, transfer or deposit into the Collection Account (including, without limitation, with respect to the remittance of Collections) as required by this Agreement or the other Transaction Documents which continues unremedied for a period of two (2) Business Days;

(b)           any failure on the part of the Servicer duly to observe or perform in any material respect any other covenants or agreements of the Servicer set forth in this Agreement or the other Transaction Documents to which the Servicer is a party and the same continues unremedied for a period of fifteen (15) Business Days (if such failure can be remedied) after the earlier to occur of (i) the date on which written notice of such failure requiring the same to be remedied shall have been given to a Responsible Officer of the Servicer by the Buyer or (ii) the date on which a Responsible Officer of the Servicer acquires actual knowledge thereof;

(c)           (i) the failure of the initial Servicer to make any payment when due with respect to any of its debt or other obligations (which payment default relates to debt facilities or other obligations in excess of $250,000 in the aggregate) or (ii) the occurrence of any event or condition that would cause or permit acceleration of such debt or other obligations in excess of $250,000 in the aggregate, unless (A) such event or condition has been waived and (B) any such debt or other obligations shall have not been declared to be due and payable or required to be prepaid (other than by scheduled payment) prior to maturity, in the case of each of clauses (i) and (ii) (x) subject to the initial Servicer’s right to contest in good faith any claim which could lead to acceleration and (y) after all applicable cure and grace periods have expired;

(d)           an Insolvency Event with respect to the Servicer;

(e)           the Servicer fails in any material respect to comply with the Credit and Collection Policy and the Servicing Standard regarding the servicing of the Receivables and the same continues unremedied for a period of ten (10) Business Days (if such failure can be remedied) after the earlier to occur of (i) the date on which written notice of such failure requiring the same to be remedied shall have been given to a Responsible Officer of the Servicer by the Buyer or (ii) the date on which a Responsible Officer of the Servicer acquires actual knowledge thereof;

(f)            the occurrence or existence of any event which causes a Material Adverse Effect with respect to the Servicer;

(g)           any failure by the Servicer to deliver any required Servicing Report or other Required Reports hereunder and the same continues unremedied for a period of one Business Day after the earlier to occur of (i) the date on which written notice of such failure shall have been given to a Responsible Officer of the Servicer by the Buyer, or (ii) the date on which a Responsible Officer of the Servicer has actual knowledge thereof; or

(h)           any representation, warranty or certification made by the Servicer in any Transaction Document or in any certificate delivered pursuant to any Transaction Document shall prove to have been incorrect in any material respect when made and continues to be unremedied for a period of thirty (30) Business Days after the earlier to occur of (i) the date on which written notice of such incorrectness requiring the same to be remedied shall have been given to the a Responsible Officer of the Servicer by the Buyer or (ii) the date on which a Responsible Officer of the Servicer acquires knowledge thereof.

“Servicer Termination Notice”: Defined in Section 8.10(c).

“Servicer’s Certificate”: Defined in Section 8.8(b).

 “Servicing File”: For each Receivable, (i) copies (as opposed to originals) of each of the documents included in the Required Receivable File definition, and (ii) to the extent applicable for the related Receivable, copies of (a) the phone verification form confirming that goods financed were received by the Obligor, (b) the Obligor’s credit report, (c) the related credit application and (d) any and all other items required by the credit and underwriting guidelines of the applicable Dealer.

“Servicing Report”: Defined in Section 8.8(a).

“Servicing Standard”: With respect to any Receivables, to service and administer such Receivables in accordance with the Underlying Instruments and all customary and usual servicing practices (a) which are consistent with the higher of: (i) the customary and usual servicing practices that a prudent loan lender would use in servicing loans like the Receivables for its own account, and (ii) the same care, skill, prudence and diligence with which the Servicer services and administers loans for its own account or for the account of others; (b) with a view to maximize the value of the Receivables; and (c) without regard to: (i) any relationship that the Servicer or any Affiliate of the Servicer may have with any Obligor or any Affiliate of any Obligor, (ii) the Servicer’s obligations to incur servicing and administrative expenses with respect to a Receivable, (iii) the Servicer’s right to receive compensation for its services hereunder or with respect to any particular transaction, (iv) the ownership by the Buyer of any Receivables, (v) the ownership, servicing or management for others by the Servicer of any other loans or property by the Servicer or (vi) any relationship that the Servicer or any Affiliate of the Servicer may have with any holder of other loans of the Obligor with respect to such Receivables.

“Solvent”: As to any Person at any time, having a state of affairs such that all of the following conditions are met: (a) the fair value of the property of such Person is greater than the amount of such Person’s liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(32) of the Bankruptcy Code; (b) the present fair saleable value of the property of such Person in an orderly liquidation of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts and other liabilities as they become absolute and matured; (c) such Person is able to realize upon its property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business; (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (e) such Person is not engaged in a business or a transaction, and does not propose to engage in a business or a transaction, for which such Person’s property would constitute unreasonably small capital.

“Taxes”: Any present or future taxes, levies, imposts, duties, charges, assessments or fees of any nature (including interest, penalties, and additions thereto) that are imposed by any Governmental Authority.

“Transaction Documents”: This Agreement, the Sale Assignment, the Notes and any other documents, agreements or instrument executed in connection with the foregoing.

“Underlying Instruments”: With respect to any Receivable, each agreement that governs the terms of or secures the obligations represented by such Receivable or of which the holders of such Receivable are the beneficiaries.

“Voucher”: A contractual addendum to an Open Ended Consumer Contract with an Obligor pursuant to which a Receivable has been issued or created in a form substantially similar to that attached hereto as Schedule VII.

Section 1.2.                                                        Other Terms.

All accounting terms used but not specifically defined herein shall be construed in accordance with GAAP. All terms used in Article 9 of the UCC in the State of Texas, and used but not specifically defined herein, are used herein as defined in such Article 9.

Section 1.3.                                                        Computation of Time Periods.

Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.”

Section 1.4.                                                        Interpretation.

In this Agreement, unless a contrary intention appears:

(i)            the singular number includes the plural number and vice versa;

(ii)           reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by the Transaction Documents;

(iii)          reference to any gender includes each other gender and the neuter, as applicable;

(iv)          reference to day or days without further qualification means calendar days;

(v)           reference to any time means Central Time;

(vi)          reference to any agreement (including any Transaction Document), document or instrument means such agreement, document or instrument as amended, modified, supplemented, restated or replaced and in effect from time to time in accordance with the terms thereof and, if applicable, the terms of the other Transaction Documents, and reference to any promissory note includes any promissory note that is an extension or renewal thereof or a substitute or replacement therefor; and

(vii)         reference to any Applicable Law means such Applicable Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any Section or other provision of any Applicable Law means that provision of such Applicable Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such Section or other provision.

ARTICLE II.

SALE, TRANSFER AND ASSIGNMENT

Section 2.1.                                                        Sale, Transfer and Assignment.

(a)           On the terms and subject to the conditions set forth in this Agreement (including the conditions to Purchase set forth in Article III), the Seller hereby sells, transfers, assigns, sets over and otherwise conveys to the Buyer, and the Buyer hereby purchases and takes from the Seller, all right, title and interest of the Seller in the property identified in clauses (i) through (iii) below, whether constituting accounts, cash and currency, chattel paper, tangible chattel paper, electronic chattel paper, copyrights, copyright licenses, equipment, fixtures, contract rights, general intangibles, instruments, certificates of deposit, certificated securities, uncertificated securities, financial assets, securities entitlements, commercial tort claims, deposit accounts, inventory, investment property, letter-of-credit rights, software, supporting obligations, accessions or other property of the Seller, including the following (in each case excluding any Excluded Amounts) (collectively, the “Sale Assets”):

(i)            the Receivables listed on Schedule I to the Sale Assignment, together with all monies due or to become due in payment under such Receivables on and after the Closing Date, including, but not limited to, all Collections and all interest accrued with respect to the Receivables but unpaid as of the Closing Date;

(ii)           all Related Security with respect to the Receivables referred to in clause (i) above; and

(iii)          all income and Proceeds of the foregoing.

For avoidance of doubt, each of Fair, Durham and Cochran, as the collective “Seller” hereunder, hereby sells, transfers, assigns, sets over and otherwise conveys to the Buyer all of such Person’s undivided interest in the Sale Assets, which collectively constitute one hundred percent (100%) of the undivided interests in the Sale Assets.

(b)                                 The Seller shall, on the Closing Date, execute and deliver to the Buyer a certificate of assignment (the “Sale Assignment”) in the form of Exhibit C hereto.

(c)                                  The Buyer shall not have any obligation or liability to any Obligor (including any obligation to perform any of the obligations of the Seller (including any obligation with respect to any other related agreements)). No such obligation or liability is intended to be assumed by the Buyer, and any such assumption is expressly disclaimed.

(d)                                 In connection with the Purchase of Sale Assets hereunder, the Seller shall have delivered the Required Receivable Files to the Buyer prior to the Closing.

(e)                                  In connection with the transfers contemplated by this Agreement, the Seller hereby grants to the Buyer an irrevocable, non–exclusive license to use, without royalty or payment of any kind, all software used by the Seller to account for the Sale Assets, to the extent necessary to administer the Sale Assets, whether such software is owned by the Seller or is owned by others and used by the Seller under license agreements with respect thereto; provided that should the consent of any licensor of such software be required for the grant of the license described herein to be effective or for the Seller to assign such license to the Buyer, the Seller hereby agrees that upon the request of the Buyer, the Seller will use its best efforts to obtain the consent of such third—party licensor.  The license granted hereby shall be irrevocable. The Seller (i) shall take such action requested by the Buyer from time to time hereafter that may be necessary or appropriate to ensure that the Buyer and its assigns have an enforceable ownership or security interest in the Sale Assets purchased by the Buyer as contemplated by this Agreement, and (ii) shall use its best efforts to ensure that each of the Buyer has an enforceable right (whether by license or sublicense or otherwise) to use all of the computer software used to account for the Sale Assets and/or to recreate the related Servicing Files.

(f)                                    In connection with the purchases by the Buyer of the Sale Assets as contemplated by this Agreement, the Seller further agrees that it will, at its own expense, indicate clearly and unambiguously in its computer files on or prior to the Closing Date, and in the footnotes to its financial statements, that such Sale Assets have been purchased by the Buyer in accordance with this Agreement.

(g)                                 It is the intention of the parties hereto that the conveyances of all right, title and interest of the Seller in and to any Sale Assets to the Buyer as provided in this Section 2.1 shall constitute absolute transfers conveying good title, free and clear of any Lien and that the Sale Assets shall not be part of the bankruptcy estate of the Seller (or, for avoidance of doubt, any member of Seller, being Fair, Cochran and Durham) in the event of an Insolvency Event with respect to the Seller. Furthermore, it is not intended that any such conveyance be deemed a pledge of the Receivables and the other Sale Assets to the Buyer to secure a debt or other obligation of the Seller. If, however, notwithstanding the intention of the parties, any conveyance provided for in this Section 2.1 is determined by a court of competent jurisdiction or other Governmental Authority to be a transfer for security (an “Inconsistent Determination”), then this Agreement shall also be deemed to be, and hereby is, a “security agreement” within the meaning of Article 9 of the UCC and the Seller hereby grants to the Buyer a “security interest” within the meaning of Article 9 of the UCC in all of its right, title and interest in, to and under the related Sale Assets, now existing and hereafter created, to secure the prompt and complete payment of a loan deemed to have been made in an amount equal to the Purchase Price of such Sale Assets together with all of the other obligations of the Seller hereunder. The Buyer shall have, in addition to the rights and remedies which it may have under this Agreement, all other rights and remedies provided to a secured creditor under the UCC and other Applicable Law, which rights and remedies shall be cumulative. In connection herewith, the Buyer shall be permitted to file protective UCC financing statements necessary for the Buyer to have a perfected security interest in the Sale Assets in the event of an Inconsistent Determination (each a “Protective Filing”). Furthermore, automatically upon an Inconsistent Determination and without any further action by the Seller or the Buyer, or any amendment to this Agreement being required, each representation or warranty by the Seller attesting as to the valid conveyance of Sale Assets shall be deemed to be a representation and warranty that the Seller has granted the Buyer a valid and continuing security interest in the Sale Assets, free and clear of all Liens.

Section 2.2.                                                        Purchase Price.

The purchase price for the Sale Assets sold to the Buyer by the Seller under this Agreement shall be an amount equal to $3,594,354 (the “Purchase Price”), which is made up of the sum of (a) for Sale Assets comprising Portfolio A, $2,757,471, plus (b) for Sale Assets comprising Portfolio B, $836,883, in each case to be paid in accordance with Section 2.3.

Section 2.3.                                                        Payment of Purchase Price.

(a)                                  The Purchase Price for the Sale Assets shall be paid as follows: (i) $1,797,178.00 of the aggregate Purchase Price shall be paid to the Seller on the Closing Date in immediately available funds to the accounts specified by the Seller (which specification shall be furnished to the Buyer in writing prior to the Closing), of which $1,417,737.46 shall be paid to the account specified by Fair, $54,000.08 shall be paid to the account specified by Cochran, and $325,440.46 shall be paid to the account specified by Durham, (ii) $898,588.00 shall be financed by the Seller and paid pursuant to the terms of the Notes, and (iii) the Buyer shall transfer to the Seller on the Closing Date 2,496,077 shares of common stock, $0.01 par value per share, of CLST Holdings, Inc. at a deemed sale price of $0.36 per share, of which 1,969,077 shares shall be issued to Fair, 75,000 shares shall be issued to Cochran, and 452,000 shares shall be issued to Durham, all for an aggregate deemed purchase price for such shares of $898,588.00 (the “Parent Stock”).

(b)                                 Upon (i) the payment of that portion of the Purchase Price which is to be paid in cash, (ii) the execution and delivery by the Buyer to each of Fair, Cochran and Durham of their respective Notes, and (iii) the issuance to each of Fair, Cochran and Durham of the Parent Stock, title to the Sale Assets shall rest in the Buyer, whether or not the conditions precedent to such Purchase and the other covenants and agreements contained herein were in fact satisfied; provided that the Buyer shall not be deemed to have waived any claim it may have under this Agreement for the failure by the Seller in fact to satisfy any such condition precedent, covenant or agreement.

ARTICLE III.

CONDITIONS PRECEDENT

Section 3.1.                                                        Conditions Precedent to Buyer’s Obligations.

The obligations of the Buyer to Purchase the Sale Assets and pay the Purchase Price as contemplated by this Agreement shall be subject to the satisfaction of the following conditions precedent, which conditions may be waived by the Buyer:

(a)                                  all representations and warranties of the Seller contained in Section 4.1 shall be true and correct in all material respects on and as of the Closing Date (except those representations and warranties qualified by materiality or by reference to a Material Adverse Effect, which shall be true and correct in all respects);

(b)                                 the Seller shall have delivered to the Buyer a duly executed and completed Sale Assignment along with a Schedule I thereto that is true, accurate and complete in all material respects (except those representations and warranties referenced therein which are qualified by materiality or by reference to a Material Adverse Effect shall be true, accurate and complete in all respects);

(c)                                  no Applicable Law shall prohibit or enjoin, and no order, judgment or decree of any Governmental Authority shall prohibit or enjoin, the making of the Purchase by the Buyer in accordance with the provisions hereof; and

(d)                                 on or prior to the Closing Date, the Seller shall have delivered to the Buyer each of the items specified on Appendix A hereto in form and substance satisfactory to the Buyer.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES

Section 4.1.                                                        The Seller’s Representations and Warranties.

As of the Closing Date, the Seller represents and warrants to the Buyer for the benefit of the Buyer and each of its successors and assigns that:

(a)                                  Organization and Good Standing. Fair has been duly organized, and is validly existing as a corporation in good standing under the laws of the state of Ohio with all requisite corporate power and authority to own or lease its properties and conduct its business as such business is presently conducted, and had at all relevant times, and now has, all necessary power, authority and legal right to conduct its business as such business is presently conducted, to acquire, own, sell and pledge the Sale Assets and to enter into and perform its obligations pursuant to this Agreement.

(b)                                 Due Qualification. Fair is duly qualified to do business and is in good standing as a corporation and has obtained all necessary qualifications, licenses and approvals, in all jurisdictions in which the conduct of its business requires such qualifications, licenses or approvals except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

(c)                                  Power and Authority; Due Authorization; Execution and Delivery. Fair (i) has all necessary corporate power, authority and legal right to (a) execute and deliver this Agreement and the other Transaction Documents to which it is a party and (b) carry out the terms of this Agreement and the other Transaction Documents to which it is a party and (ii) has duly authorized by all necessary corporate action the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party and the sale of the Sale Assets on the terms and conditions herein provided. This Agreement and each other Transaction Document to which the Seller is a party have been duly executed and delivered by the Seller.

(d)                                 Binding Obligation. This Agreement and each other Transaction Document to which the Seller is a party constitutes a legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with its respective terms, except as such enforceability may be limited by Insolvency Laws and by general principles of equity (whether considered in a suit at law or in equity).

(e)                                  No Violation. The consummation of the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party and the fulfillment of the terms hereof and thereof will not (i) conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, Fair’s organizational documents or any Contractual Obligation of any of Fair, Cochran or Durham, (ii) result in the creation or imposition of any Lien (other than Liens in favor of the Buyer) upon any of the Sale Assets pursuant to the terms of any such Contractual Obligation, other than this Agreement, or (iii) violate in any material respects any Applicable Law applicable to the Seller, in each case except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

(f)                                    No Proceedings. There is no litigation, proceeding or investigation pending or, to the best knowledge of the Seller, threatened against any of Fair, Cochran or Durham before any Governmental Authority (i) asserting the invalidity of this Agreement or any other Transaction Document to which the Seller is a party, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or any other Transaction Document to which the Seller is a party or (iii) seeking any determination or ruling that could reasonably be expected to have a Material Adverse Effect.

(g)                                Consents. All approvals, authorizations, consents, orders, licenses or other actions of any Person or of any Governmental Authority (if any) required to be made or obtained by the Seller for the due execution, delivery and performance by the Seller of this Agreement and any other Transaction Document to which the Seller is a party have been obtained except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

(h)                                Bulk Sales. The execution, delivery and performance of this Agreement and the transactions contemplated hereby do not require compliance with any “bulk sales” act or similar law by the Seller.

(i)                                    Solvency. None of Fair, Cochran or Durham is the subject of any Insolvency Proceedings or Insolvency Event.  The transactions under this Agreement and any other Transaction Document to which the Seller is a party will not cause any of Fair, Cochran or Durham to cease being Solvent.

(j)                                    Selection Procedures. No procedures adverse to the interests of the Buyer were utilized by the Seller in identifying and/or selecting the Receivables included in the Sale Assets.

(k)                                 Taxes. The Seller has filed or caused to be filed all tax returns that are required to be filed by it (or has been granted appropriate extensions). The Seller has paid or made adequate provisions for the payment of all Taxes and all assessments made against it or any of its properties (other than (i) any amount of Tax the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of the Seller, (ii) any Tax less than thirty (30) days overdue and (iii) any filings that the failure to so file could not reasonably be expected to have a Material Adverse Effect), and no tax lien has been filed against the Seller or any of its properties and, to the Seller’s knowledge, no claim is being asserted by an applicable Governmental Authority, with respect to any such Tax, assessment or other charge.

(l)                                    Exchange Act Compliance; Regulations T, U and X. None of the transactions contemplated herein or in the other Transaction Documents (including, without limitation, the use of the proceeds from the sale of the Sale Assets) will cause the Seller to violate or result in a violation by the Seller of Section 7 of the Exchange Act, or any regulations issued pursuant thereto, including, without limitation, Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II. The Seller does not own or intend to carry or purchase, and no proceeds from the sale of the Sale Assets will be used to carry or purchase, any “margin stock” within the meaning of Regulation U or to extend “purpose credit” within the meaning of Regulation U.

(m)                              Security Interest.

(i)                                    This Agreement creates a valid and continuing security interest (as defined in the applicable UCC) in the Sale Assets in favor of the Buyer, which security interest is prior to all other Liens, and is enforceable as such against creditors of and purchasers from the Seller;

(ii)                                 the Receivables and Related Security constitute “instruments”, “general intangibles”, “tangible chattel paper” or “accounts” (each as defined in the applicable UCC);

(iii)                              Fair, Cochran and Durham collectively own and have good and marketable title to the Sale Assets free and clear of any Lien of any Person (other than the Liens created by this Agreement);

(iv)                             the Seller has received all consents and approvals required by the terms of any Receivable, if any, to the sale and granting of a security interest in the Sale Assets hereunder to the Buyer;

(v)                                all appropriate financing statements in connection with the Protective Filings have been filed in the proper filing office in the appropriate jurisdictions under Applicable Law in order to perfect the ownership or security interest in the Receivables and in the other Sale Assets, to the extent that ownership or a security interest in such other Sale Assets may be perfected by the filing of a financing statement;

(vi)                             other than the security interest granted to the Buyer, the Seller has not pledged, assigned, sold, granted a security interest in or otherwise conveyed any of the Sale Assets. The Seller has not authorized the filing of and is not aware of any financing statements against the Seller that include a collateral description covering the Sale Assets other than any financing statement (A) relating to the ownership of or security interest granted to the Buyer under this Agreement, or (B) that has been terminated and/or fully and validly assigned to the Buyer on or prior to the Closing Date. The Seller is not aware of the filing of any judgment or tax lien filings against the Seller;

(vii)                          all original executed copies of each instrument that constitutes or evidences each Receivable have been delivered to the Buyer, and copies thereof have been delivered to the Servicer; and

(viii)                       none of the Underlying Instruments that constitute or evidence the Receivables has any marks or notations indicating that they have been pledged, assigned or otherwise conveyed to any Person other than the Buyer.

(n)                                Reports Accurate. All information, exhibits, schedules, financial statements, documents, books, records or reports furnished by the Seller to the Buyer pursuant to or in connection with this Agreement are true, correct and complete in all material respects.

(o)                                Location of Seller.

(i)                                    Fair’s location (within the meaning of Article 9 of the UCC) is Ohio.  Fair has not changed its name (whether by amendment of its certificate of formation, by reorganization or otherwise) or its jurisdiction of organization and has not changed its location for purposes of the applicable UCC within the four (4) months preceding the Closing Date.

(ii)                                 Durham’s location (within the meaning of Article 9 of the UCC) is Indiana.  Durham has not changed his name or the state of his primary residence for purposes of the applicable UCC within the four (4) months preceding the Closing Date.

(iii)                              Cochran’s location (within the meaning of Article 9 of the UCC) is Indiana.  Durham has not changed his name or the state of his primary residence for purposes of the applicable UCC within the four (4) months preceding the Closing Date.

(p)                                Lockbox Account. The name and address of each Lockbox Account Bank, together with the account number of each Lockbox Account are specified in Schedule VI.  Following notice by the Seller to the Obligors of appropriate payment instructions, which shall occur within thirty (30) days following the Closing Date, the Lockbox Accounts shall be the only accounts to which Collections on the Sale Assets are sent.  The Seller has not granted any Person an interest in the Lockbox Accounts, except as contemplated by the Transaction Documents.

(q)                                Trade Names. Fair has no trade names, fictitious names, assumed names or “doing business as” names or other names under which it has done or is doing business.

(r)                                   Sale Agreement. This Agreement is the only agreement or arrangement pursuant to which the Seller sells the Sale Assets to the Buyer.

(s)                                 Value Given. The Buyer shall have given reasonably equivalent value to the Seller in consideration for the transfer to the Buyer of the Sale Assets as contemplated by this Agreement. No such transfer shall have been made for or on account of an antecedent debt owed by the Seller to the Buyer, and no such transfer is or may be voidable or subject to avoidance as to the Seller under any section of the Bankruptcy Code.

(t)                                   Accounting. Fair accounts for the transfers to the Buyer of interests in Sale Assets as a sale for legal purposes on its books, records and financial statements, in each case in accordance with GAAP.

(u)                                Investment Company Act. Fair is not, and is not controlled by, an “investment company” within the meaning of, or is exempt from the provisions of, the 1940 Act, as amended.

(v)                                ERISA. Neither Fair nor any ERISA Affiliate thereof has any Benefit Plans or Multiemployer Plans.

(w)                              Compliance with Law. The Seller has complied in all material respects with all Applicable Laws to which it may be subject, and no Receivable in the Sale Assets contravenes in any material respect any Applicable Law (including, without limitation, all Applicable Laws relating to predatory and abusive lending and all laws, rules and regulations relating to licensing, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) in each case except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

(x)                                  Collections. The Seller acknowledges that any Collections received by it or its Affiliates with respect to the Sale Assets are held and shall be held in trust for the benefit of the Buyer until deposited into the Collection Account within one Business Day after receipt as required herein.

(y)                                Set–Off, etc. No Sale Assets have been compromised, adjusted, extended, satisfied, subordinated, rescinded, set–off or modified by the Seller, the Obligor thereof or the Dealer thereof, and no Sale Assets are subject to compromise, adjustment, extension, satisfaction, subordination, rescission, set–off, counterclaim, defense, abatement, suspension, deferment, deduction, reduction, termination or modification, whether arising out of transactions concerning the Sale Assets or otherwise, by the Seller, the Obligor or the Dealer thereof with respect thereto, except for amendments, extensions or modifications to such Sale Assets otherwise permitted under the Transaction Documents and in accordance with the Credit and Collection Policy and the Servicing Standard.

(z)                                  USA PATRIOT Act. To the best of the knowledge of each of Fair, Durham and Cochran, none of Fair, Durham or Cochran nor any Affiliate of any of them is (i) a country, territory or Person named on an Office of Foreign Asset Control (OFAC) list; (ii) a Person that resides or has a place of business in a country or territory named on such lists or which is designated as a “Non-Cooperative Jurisdiction” by the Financial Action Task Force on Money Laundering, or whose subscription funds are transferred from or through such a jurisdiction; (iii) a “Foreign Shell Bank” within the meaning of the USA PATRIOT Act, i.e., a foreign bank that does not have a physical presence in any country and that is not affiliated with a bank that has a physical presence and an acceptable level of regulation and supervision; or (iv) a Person that resides in or is organized under the laws of a jurisdiction designated by the United States Secretary of the Treasury under Sections 311 or 312 of the USA PATRIOT Act as warranting special measures due to money laundering concerns.

It is understood and agreed that the representations and warranties provided in this Section 4.1 shall survive (x) the sale and assignment of the Sale Assets to the Buyer and (y) any subsequent transfer of the Sale Assets by the Buyer. Upon discovery by a Responsible Officer of the Seller or the Buyer of a breach of any of the foregoing representations and warranties, the party discovering such breach shall give prompt written notice thereof to the other.

Section 4.2.                                                        Representations and Warranties of the Seller Relating to the Agreement and the Sale Assets.

The Seller hereby represents and warrants to the Buyer as of the Closing Date as follows:

(a)                                 Valid Transfer and Security Interest. This Agreement constitutes a valid transfer to the Buyer of all right, title and interest of the Seller in, to and under all of the Sale Assets, free and clear of any Lien of any Person claiming through or under the Seller or its Affiliates, except for the Liens created in favor of the Buyer under this Agreement.

(b)                                Eligibility of Receivables. (i) Schedule I attached to the Sale Assignment is an accurate and complete listing of all the Sale Assets to be transferred on the Closing Date and the information contained therein with respect to the identity of such Sale Assets and the amounts owing thereunder is true, correct and complete in all material respects, and (ii) each Receivable included in the Sale Assets is an Eligible Receivable.

(c)                                 No Fraud. Each Receivable included in the Sale Assets was originated without any fraud or material misrepresentation by the Seller or, to the best of the Seller’s knowledge, on the part of a Dealer or the related Obligor.

It is understood and agreed that the representations and warranties provided in this Section 4.2 shall survive (x) the sale and assignment of the Sale Assets to the Buyer and (y) any subsequent transfer of the Sale Assets by the Buyer.  Upon discovery by the Seller or the Buyer of a breach of any of the foregoing representations and warranties, the party discovering such breach shall give prompt written notice thereof to the other.

Section 4.3.                                                        Representations and Warranties of Buyer.

The Buyer hereby represents and warrants to the Seller as of the Closing Date that:

(a)                                 Organization and Good Standing. The Buyer has been duly organized, and is validly existing as a limited liability company in good standing under the laws of the State of Delaware, with all requisite power and authority to own or lease its properties and conduct its business as such business is presently conducted, and had at all relevant times, and now has, all necessary power, authority and legal right to acquire and own the Sale Assets.

(b)                                Due Qualification. The Buyer is duly qualified to do business and is in good standing as a limited liability company, and has obtained all necessary qualifications, licenses and approvals in all jurisdictions in which the conduct of its business requires such qualifications, licenses or approvals except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

(c)                                 Power and Authority; Due Authorization; Execution and Delivery. The Buyer (i) has all necessary power, authority and legal right to (a) execute and deliver this Agreement and the other Transaction Documents to which it is a party, (b) carry out the terms of this Agreement and the other Transaction Documents to which it is a party, and (ii) has duly authorized by all necessary limited liability company action the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party and the purchase of the Sale Assets on the terms and conditions herein provided. This Agreement and each other Transaction Document to which the Buyer is a party have been duly executed and delivered by the Buyer.

(d)                                Binding Obligation. This Agreement and each other Transaction Document to which the Buyer is a party constitutes a legal, valid and binding obligation of the Buyer enforceable against the Buyer in accordance with its respective terms, except as such enforceability may be limited by Insolvency Laws and by general principles of equity (whether considered in a suit at law or in equity).

(e)                                 No Violation. The consummation of the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party and the fulfillment of the terms hereof and thereof will not (i) conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, the Buyer’s organizational documents or any material Contractual Obligation of the Buyer, (ii) result in the creation or imposition of any Lien upon any of the Buyer’s properties pursuant to the terms of any such Contractual Obligation, other than this Agreement, or (iii) violate any Applicable Law, in each case except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

(f)                                   No Proceedings. There is no litigation, proceeding or investigation pending or, to the best knowledge of the Buyer, threatened against the Buyer, before any Governmental Authority (i) asserting the invalidity of this Agreement or any other Transaction Document to which the Buyer is a party, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or any other Transaction Document to which the Buyer is a party or (iii) seeking any determination or ruling that could reasonably be expected to have a Material Adverse Effect.

(g)                                Consents. All approvals, authorizations, consents, orders, licenses or other actions of any Person or of any Governmental Authority (if any) required to be made or obtained by the Buyer for the due execution, delivery and performance by the Buyer of this Agreement and any other Transaction Document to which the Buyer is a party have been obtained except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

(h)                                Value Given. The Buyer has given reasonably equivalent value to the Seller in consideration for the transfer to the Buyer of the Sale Assets as contemplated by this Agreement.

No such transfer has been made for or on account of an antecedent debt owed by the Seller to the Buyer, and no such transfer is or may be voidable or subject to avoidance as to the Buyer under any section of the Bankruptcy Code.

ARTICLE V.

COVENANTS

Section 5.1.                                                        Affirmative Covenants of Seller.

From the date hereof until the Aggregate Outstanding Receivable Balance has reduced to zero, each of Durham, Cochran and Fair, in its capacity as both a seller and as the Servicer, as appropriate (irrespective of any reference to Fair simply as “Seller” (collectively with Durham and Cochran) or “Servicer” in this Section 5.1), hereby covenants and agrees as follows:

(a)                                 Compliance with Laws. The Seller will comply in all material respects with all Applicable Laws applicable to it, including those with respect to the Sale Assets or any part thereof, except if the failure to comply could not reasonably be expected to have a Material Adverse Effect.

(b)                                Preservation of Organizational Existence.  Fair will preserve and maintain its organizational existence, rights, franchises and privileges in the jurisdiction of its formation, and qualify and remain qualified in good standing as a corporation in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification has had, or could reasonably be expected to have, a Material Adverse Effect.

(c)                                 Performance and Compliance with Sale Assets.  The Seller will, at its expense, timely and fully perform and comply in all material respects with all provisions, covenants and other promises required to be observed by it under the Sale Assets conveyed by it hereunder and all other agreements related to such Sale Assets.

(d)                                Keeping of Records and Books of Account. The Seller will maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing the Sale Assets conveyed by it in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all or any portion of the Sale Assets.  It will mark its master data processing records (which marking may take the form of flagging the data processing records with the appropriate status code) and other books and records relating to the Sale Assets with a legend, acceptable to the Buyer, describing the sale of the Sale Assets to the Buyer, and at all times following the Closing Date, will otherwise clearly indentify on its books and records that the Sale Assets are the property solely of the Buyer.

(e)                                 Protection of Interest in Sale Assets. All Sale Assets acquired by the Buyer from the Seller will be acquired pursuant to and in accordance with the terms of this Agreement and the Seller will (at its own expense) take all action necessary to perfect, protect and more fully evidence the Buyer’s or its assignee’s ownership or security interest in such Sale Assets free and clear of any Lien other than the Lien created hereunder, including, without limitation, (i) with respect to the Receivables and that portion of the Sale Assets in which ownership or a security interest may be perfected by filing, maintaining effective financing statements against the Seller in all necessary or appropriate filing offices (including any amendments thereto or assignments thereof), and filing continuation statements, amendments or assignments with respect thereto in such filing offices (including any amendments thereto or assignments thereof), (ii) executing or causing to be executed such other instruments or notices as may be reasonably necessary or appropriate, (iii) permit the Buyer or its agents or representatives to visit the offices of the Seller during normal office hours and upon reasonable notice examine and make copies of all documents, books, records and other information concerning the Sale Assets and discuss matters related thereto with Durham, Cochran and any of the officers or executive employees of Fair having knowledge of such matters (the Seller shall pay the reasonable costs and expenses for all such visits up to four times each calendar year), and (iv) take all additional action that the Buyer may reasonably request to perfect, protect and more fully evidence the respective interests of the parties to this Agreement in the Sale Assets.

(f)                                   Deposit of Collections. Within thirty (30) days following the Closing Date, the Seller will instruct all Obligors to make payments with respect to the Receivables to the Lockbox Account(s) listed on Schedule VI.  The Seller shall promptly (but in no event later than one (1) Business Day after receipt) transfer into the Collection Account any amounts deposited in the Lockbox Account or otherwise received by the Seller relating to any Sale Assets, and at all times prior to such remittance, the Seller will itself hold or, if applicable, will cause such payments to be held in trust for the exclusive benefit of the Buyer. Until so deposited, all such Collections shall be held in trust for the Buyer or its assignees by the Seller.

(g)                                Credit and Collection Policy.  The Seller will (i) comply in all material respects with the Credit and Collection Policy in regard to the Sale Assets, and (ii) furnish to the Buyer, prior to its effective date, written notice of any proposed changes in the Credit and Collection Policy.

(h)                                Taxes.  The Seller will file all appropriate tax returns and pay any and all required Taxes (other than the amount of any Taxes the validity or amount of which is currently being contested in good faith by appropriate proceedings and with respect to which reserve in accordance with GAAP have been provided on the books of Fair).

(i)                                    Obligor Notification Forms. The Seller shall furnish the Buyer with an appropriate power of attorney to send Obligor notification forms to give notice to the Obligors of the Buyer’s interest in the Sale Assets and the obligation to make payments as directed by the Buyer.

(j)                                    Notices. The Seller will furnish to the Buyer:

(i)                                    Income Tax Liability. Within ten (10) Business Days after the receipt by a Responsible Officer of revenue agent reports or other written proposals, determinations or assessments of the Internal Revenue Service or any other taxing authority which propose, determine or otherwise set forth positive adjustments to the Tax liability of any “affiliated group” (within the meaning of Section 1504(a)(1) of the Code) of which the Seller is a member which equal or exceed $100,000 in the aggregate, telephonic or facsimile notice (confirmed in writing within five (5) Business Days thereafter) specifying the nature of the items giving rise to such adjustments and the amounts thereof;

(ii)                                 Auditors’ Management Letters. Promptly after the receipt thereof, any auditors’ management letters that are received by the Seller;

(iii)                              Representations and Warranties. Forthwith upon a Responsible Officer receiving knowledge of same, the Seller shall notify the Buyer if any representation or warranty set forth in Section 4.1 or Section 4.2 was incorrect in any material respect (or, with respect to any representation or warranty qualified by materiality or by reference to a Material Adverse Effect, was incorrect in any respect) at the time it was given or deemed to have been given and at the same time deliver to the Buyer a written notice setting forth in reasonable detail the nature of such facts and circumstances;

(iv)                             Proceedings. As soon as possible and in any event within five (5) Business Days after a Responsible Officer of the Seller receives notice or obtains knowledge thereof, notice of any settlement of, judgment (including a judgment with respect to the liability phase of a bifurcated trial) in or commencement of any labor controversy, litigation, action, suit or proceeding before any Governmental Authority, domestic or foreign, which could reasonably be expected to have a Material Adverse Effect; provided that notwithstanding the foregoing, any settlement, judgment, labor controversy, litigation, action, suit or proceeding affecting the Sale Assets in an amount in excess of $250,000, the Transaction Documents, the Buyer’s interest in the Sale Assets or otherwise in an amount in excess of $250,000 shall be required to be reported;

(v)                                Change of Control.  Upon the occurrence of a Change of Control of Fair, as soon as possible and in any event within two (2) Business Days after the occurrence of same, Fair will provide the Buyer with written notice thereof;

(vi)                             Events of Default.  Upon the occurrence of each Servicer Default of which a Responsible Officer of Seller has knowledge or has received notice (other than any knowledge obtained from the Buyer), it will provide the Buyer with prompt (and in any event within one Business Day) written notice of the occurrence thereof.  In addition, no later than three (3) Business Days following a Responsible Officer having knowledge or notice of the occurrence of any Servicer Default, it will provide to the Buyer a written statement of its chief financial officer or chief accounting officer setting forth the details of such event and the action that it proposes to take with respect thereto; and

(vii)                          Notice of Material Events. Promptly upon a Responsible Officer of the Seller becoming aware thereof, notice of any other event or circumstances that, in the reasonable judgment of the Seller, could reasonably be expected to have a Material Adverse Effect.

(k)                                 Cooperation with Requests for Information or Documents. The Seller will cooperate fully with all reasonable requests of the Buyer regarding the provision of any information or documents, necessary or desirable, including the provision of such information or documents in electronic or machine–readable format, to allow each of the Buyer and its assignees to carry out their responsibilities under the Transaction Documents.

(l)                                    Access to Credit Facilities.  In connection with Fair’s existing $50,000,000 credit facility with Fortress Credit Corp., as the administrative agent and a lender, pursuant to a loan agreement by and among Fair, such lender and certain other parties dated February 12, 2008, which loan agreement provides for the payment of interest on any advances thereunder at a per annum interest rate equal to the LIBOR Rate (as defined in the credit agreement for such facility and not as defined herein) plus six and three-quarters percent (6.75%), Fair shall use its best efforts to facilitate negotiations among itself, the Buyer, and such lender to add the Buyer or one of the Buyer’s Affiliates as an additional borrower under such loan agreement, or to otherwise give the Buyer and/or its Affiliates access to at least $15,000,000 of such credit line.

(m)                              Other. The Seller will furnish to the Buyer promptly, from time to time, such other information, documents, records or reports respecting the Sale Assets or the condition or operations, financial or otherwise, of the Seller as the Buyer may from time to time reasonably request in order to protect the interests of the Buyer under or as contemplated by this Agreement.

Section 5.2.                                                        Negative Covenants of Seller.

From the date hereof until the Aggregate Outstanding Receivable Balance has reduced to zero, each of Durham, Cochran and Fair, in its capacity as both a seller and as the Servicer, as appropriate (irrespective of any reference to Fair simply as “Seller” (collectively with Durham and Cochran) or “Servicer” in this Section 5.2), hereby covenants and agrees as follows:

(a)                                 Sale Assets Not to be Evidenced by Instruments.  The Seller will take no action to cause any Sale Assets conveyed by it that are not, as of the Closing Date, evidenced by an instrument, to be so evidenced except in connection with the enforcement or collection of such Sale Assets.

(b)                                Security Interests.  The Seller will not sell, pledge, assign, transfer, grant, create, incur, assume or suffer to exist any Lien (except for Liens in favor of the Buyer) on any Sale Assets conveyed by it, whether now existing or hereafter transferred hereunder, or any interest therein.  The Seller will promptly notify the Buyer of the existence of any Lien (other than Liens in favor of the Buyer) on any Sale Assets conveyed by it and the Seller shall defend the right, title and interest of the Buyer in, to and under the Sale Assets against all claims of third parties.

(c)                                 Change in Payment Instructions to Obligors.  The Seller will not add or terminate any bank as a Lockbox Account Bank or any Lockbox Account listed in Schedule VI or make any change in its instructions to Obligors regarding payments to be made to the applicable

Lockbox Account, except as provided in the immediately preceding sentence, unless the Buyer has consented to such addition, termination or change.

(d)                                Deposits to Collection Account.  The Seller will not deposit or otherwise credit, or cause or permit to be so deposited or credited, to the Collection Account cash or cash proceeds other than Collections in respect of Sale Assets.

(e)                                 Change of Name or Location of Servicing Files. Fair shall not change its name, move the location of its principal place of business and chief executive office, change its jurisdiction of organization or change the offices where it keeps the records from its address on Annex A hereto, and neither of Durham or Cochran will move his principal place of residence to a state other than that shown on Annex A hereto, unless, in each case, the applicable party has given at least ten (10) days’ written notice to the Buyer and has taken all actions required under the UCC of each relevant jurisdiction in order to continue the first priority perfected security interest of the Buyer in the Sale Assets with respect to Protective Filings.

(f)                                   Accounting of the Purchase. Other than for tax and consolidated accounting purposes, the Seller will not account for or treat (whether in financial statements or otherwise) the transactions contemplated hereby in any manner other than as a sale of the Sale Assets to the Buyer.

(g)                                ERISA Matters.  The Seller will not establish or permit any ERISA Affiliate to establish any Benefit Plan or Multiemployer Plan.

(h)                                Extension or Amendment of Sale Assets.  The Seller will not, except as otherwise permitted in Section 8.4 hereof in connection with its role as the Servicer, extend, amend or otherwise modify the material terms of any Receivable (including the Related Security).

(i)                                    Credit and Collection Policy.  The Seller will not agree to or otherwise permit to occur any material change in the Credit and Collection Policy without the prior written consent of the Buyer; provided that no consent shall be required from the Buyer in connection with any change mandated by Applicable Law or a Governmental Authority as evidenced by an Opinion of Counsel to that effect delivered to the Buyer.

ARTICLE VI.

LIMITED GUARANTY OF COLLECTION; REPURCHASE OBLIGATION

Section 6.1.                                                        Guaranty of Collection; Setoff.

(a)                                 Each of Fair, Durham and Cochran hereby jointly and severally guarantee to the Buyer that the Outstanding Receivable Balance of each Receivable as of the Closing Date shall be collectible in full.  For each Receivable that becomes a Defaulted Receivable following the Closing Date, Fair, Durham and Cochran shall be jointly and severally obligated to pay to the Buyer an amount equal to the Outstanding Receivable Balance of such Receivable as of the day it became a Defaulted Receivable.  Notwithstanding the foregoing, the dollar amount of Fair’s liability under this Section 6.1(a) shall be limited to the aggregate stated principal amount of the Notes issued by the Buyer in favor of Fair, the dollar amount of Durham’s liability under this

Section 6.1(a) shall be limited to the aggregate stated principal amount of the Notes issued by the Buyer in favor of Durham, and the dollar amount of Cochran’s liability under this Section 6.1(a) shall be limited to the aggregate stated principal amount of the Notes issued by the Buyer in favor of Cochran; provided, however, that the manner of the Buyer’s recourse against any of the foregoing Persons up to the applicable liability amount shall not be limited.

(b)                                For each Receivable that becomes a Defaulted Receivable following the Closing Date, the Buyer shall be entitled to offset from all amounts owed by the Buyer to Fair, Durham and Cochran under their respective Notes an aggregate amount equal to the Outstanding Receivable Balance of each such Receivable as of the date such Receivable became a Defaulted Receivable.  The setoff rights provided by this Section 6.1(b) shall apply irrespective of whether, at the time of any proposed setoff, Fair is continuing to serve as the Servicer of the Receivables that are the subject of such setoff.

Section 6.2.                                                        Ineligible Receivables.

For each Receivable that did not constitute an Eligible Receivable on the Closing Date in violation of the representation of the Seller in Section 4.2(b) hereof, the Seller shall, within ten (10) Business Days of the earlier of Durham, Cochran or a Responsible Officer of the Seller obtaining actual knowledge of such circumstance or receipt by Durham, Cochran or the Seller from the Buyer of written notice thereof, make a deposit to the Collection Account in immediately available funds in an amount equal to the sum of (a) the Outstanding Receivable Balance with respect to such Receivable and any interest accrued thereon through the applicable Retransfer Date, and (b) any costs and damages incurred by the Buyer in connection with any violation in connection with the servicing or collection of such Receivable of any predatory or abusive lending law (collectively, the “Retransfer Price”).  In the foregoing instance, the Seller shall accept retransfer of each such Receivable and any Related Security.

Section 6.3.                                                        Repurchase Limitations.

The Seller and Buyer agree that the Seller may only repurchase any Sale Assets from the Buyer in the case of a repurchase or retransfer of any Receivable pursuant to Section 6.2.

Section 6.4.                                                        Retransfer of Sale Assets.

Upon confirmation of the deposit of the Retransfer Price of a Receivable pursuant to Section 6.2 into the Collection Account (the date of such delivery for such Receivable, the “Retransfer Date”), the Buyer shall, automatically and without further action be deemed to transfer, assign and set–over to the Seller, without recourse, representation or warranty, all the right, title and interest of the Buyer in, to and under such Receivable and all future monies due or to become due with respect thereto and the Related Security (including all proceeds of such Receivable and Recoveries relating thereto, all rights to security for any such Receivable and all Proceeds and products of the foregoing). The Buyer shall, at the sole expense of the Seller, execute such documents and instruments of transfer as may be prepared by the Seller to evidence such retransfer.  The Seller shall, at its own expense, execute such instruments and documents (in recordable form if necessary) and take any other actions with respect to such Receivable as the Buyer may reasonably request to effect the transfer of such Receivable.

ARTICLE VII.

ADDITIONAL RIGHTS AND OBLIGATIONS IN RESPECT OF THE SALE ASSETS

Section 7.1.                                                        Rights of the Buyer.

(a)                                 The Seller hereby authorizes the Buyer and/or its designees or assignees to take any and all steps in the Seller’s name and on behalf of the Seller that the Buyer and/or its designees or assignees determine are necessary or appropriate to collect all amounts due under any and all Sale Assets, including indorsing the name of each of Fair, Durham and Cochran, as appropriate, on checks and other instruments representing Collections and enforcing such Sale Assets.

(b)                                Except as set forth in Section 6.4 with respect to the retransfer of certain Receivables, the Buyer shall have no obligation to account for or to return any Sale Assets to the Seller.  The Buyer shall have no obligation to account for or to return Collections, or any interest or other finance charge collected pursuant thereto, to the Seller, irrespective of whether such Collections and charges are in excess of the Purchase Price for such Sale Assets.

(c)                                 The Buyer shall have the unrestricted right to further assign, transfer, deliver, hypothecate, subdivide or otherwise deal with the Sale Assets and all of the Buyer’s right, title and interest in, to and under this Agreement, on whatever terms the Buyer shall determine.

(d)                                The Buyer shall have the sole right to retain any gains or profits created by buying, selling or holding the Sale Assets and shall have the sole risk of and responsibility for losses or damages created by such buying, selling or holding.

ARTICLE VIII.

ADMINISTRATION AND SERVICING OF CONTRACTS

Section 8.1.                                                        Designation of the Servicer.

(a)                                 Initial Servicer.  The servicing, administering and collection of the Receivables shall be conducted by Fair as the initial Servicer in accordance with this Section 8.1.  Until the Buyer gives to the Servicer a Servicer Termination Notice, Fair is hereby appointed as, and hereby accepts such appointment and agrees to perform the duties and responsibilities of, the Servicer pursuant to the terms hereof (in such capacity, the “Servicer”).

(b)                                Subcontracts.  The Servicer may, with the prior written consent of the Buyer, subcontract with any other Person for servicing, administering or collecting the Receivables; provided that the Servicer shall remain liable for the performance of the duties and obligations of the Servicer pursuant to the terms hereof without regard to any subcontracting arrangement.

(c)                                 Servicing Programs.  In the event that the initial Servicer uses any software program in servicing the Receivables that it licenses from a third party, the initial Servicer shall use commercially reasonable efforts to obtain, either before the Closing Date or as soon as possible thereafter, whatever licenses or approvals are necessary to allow the initial Servicer to assign such licenses to any successor servicer appointed as provided in this Agreement.

Section 8.2.                                                        Duties of the Servicer.

(a)                                 Appointment.  The Buyer hereby appoints Fair as Servicer to service the Receivables and enforce the Buyer’s rights in, to and under such Receivables.  Fair hereby accepts such appointment and agrees to perform the duties and obligations with respect thereto as set forth herein.

(b)                                Duties.  The Servicer shall take or cause to be taken all such actions as may be reasonably necessary or advisable to collect on the Receivables from time to time, all in accordance with Applicable Law, the Credit and Collection Policy and the Servicing Standard.  Without limiting the foregoing, the duties of the Servicer shall include the following:

(i)                                    preparing and submitting claims to, and acting as post-billing liaison with, Obligors on each Receivable;

(ii)                                 maintaining all reasonably necessary servicing records with respect to the Receivables and providing such reports, information and servicing records to the Buyer in respect of the servicing of the Receivables (including information relating to the Servicer’s performance under this Agreement) as the Buyer may reasonably request;

(iii)                              maintaining and implementing administrative and operating procedures (including, without limitation, an ability to recreate servicing records evidencing the Receivables in the event of the destruction of the originals thereof) and keeping and maintaining all documents, books, records and other information reasonably necessary or advisable for the collection of the Receivables;

(iv)                             identifying each Receivable clearly and unambiguously in its servicing records to reflect that such Receivable is owned by the Buyer;

(v)                                notifying the Buyer of any material action, suit, proceeding, dispute, offset, deduction, defense or counterclaim (A) that is, or to the Servicer’s knowledge threatened to be, asserted by an Obligor with respect to any Receivable (or portion thereof) of which it has knowledge or has received notice; and (B) that could reasonably be expected to have a Material Adverse Effect;

(vi)                             providing written notice to the Buyer, prior to the effective date thereof, of any material proposed changes in the Credit and Collection Policy;

(vii)                          maintaining the Servicing Files with respect to Receivables; and

(viii)                       remitting to the appropriate Governmental Authorities and Obligors any Excluded Amounts from time to time that are held in the Collection Account.

(c)                                 Any payment by an Obligor in respect of any indebtedness owed by it to the Buyer shall, except as otherwise specified by such Obligor or otherwise required by contract or law, be applied as a collection of a payment by such Obligor (starting with the oldest such outstanding payment due) to the extent of any amounts then due and payable thereunder before being applied to any other receivable or other obligation of such Obligor.

Section 8.3.                                                        Authorization of the Servicer.

The Buyer hereby authorizes the Servicer to take any and all reasonable steps in the Buyer’s name and on the Buyer’s behalf necessary or desirable in the determination of the Servicer to collect all amounts due under any and all Receivables, including, without limitation, endorsing any of their names on checks and other instruments representing Collections, executing and delivering any and all instruments of satisfaction or cancellation, or of partial or full release or discharge, and all other comparable instruments, with respect to the Receivables and, after the delinquency of any Receivables and to the extent permitted under and in compliance with Applicable Law, to commence proceedings with respect to enforcing payment thereof.  The Buyer shall furnish the Servicer with any powers of attorney and other documents necessary or appropriate to enable the Servicer to carry out its servicing and administrative duties hereunder, and shall cooperate with the Servicer to the fullest extent in order to ensure the collectability of the Receivables.  In no event shall the Servicer be entitled to make the Buyer a party to any litigation without the Buyer’s express prior written consent.

Section 8.4.                                                        Collection of Payments; Accounts.

(a)                                 Collection Efforts, Modification of Receivables.  The Servicer will use commercially reasonable efforts to collect, or cause to be collected, all payments called for under the terms and provisions of the Receivables included in the Receivables as and when the same become due in accordance with the Credit and Collection Policy and the Servicing Standard.  The Servicer may not waive, modify or otherwise vary any provision of an item of Receivables in a manner that would impair the collectability of the Receivables or in any manner contrary to the Credit and Collection Policy and the Servicing Standard.

(b)                                Prepaid Receivable.  The Servicer may not consent to a Receivable becoming a Prepaid Receivable, in whole or in part, unless such prepayment (plus any concurrent deposits made by the Servicer) (i) will not result in the Collection Account receiving an amount less than the sum of (A) the Outstanding Receivable Balance (or portion thereof to be prepaid) on the date of such payment, and (B) any accrued and unpaid interest thereon (such sum, the “Prepayment Amount”) or (ii) is in compliance with the Underlying Instruments for the applicable Receivable and such prepayment is consented to by the Servicer in accordance with the Servicing Standard.

(c)                                 Acceleration.  If required by the Credit and Collection Policy or if consistent with the Servicing Standard and the related Underlying Instruments, the Servicer shall accelerate the maturity of all or any Scheduled Payments and other amounts due under any Receivable promptly after such Receivable becomes a Defaulted Receivable.

(d)                                Taxes and other Amounts.  The Servicer will use commercially reasonable efforts in accordance with the Servicing Standard to collect all payments with respect to amounts due for Taxes, assessments and insurance premiums relating to each Receivable to the extent required to be paid to the Buyer for such application under the Underlying Instrument and remit such amounts to the appropriate Governmental Authority or insurer as required by the Underlying Instruments.

(e)                                 Payments to Lockbox Account.  Within thirty (30) days following the Closing Date, the Servicer shall instruct all Obligors to make all payments in respect of the Receivables directly to the applicable Lockbox Account.

(f)                                   Establishment of the Collection Account.  The Servicer shall cause to be established, on or before the Closing Date, with Texas Capital Bank, N.A. or any other bank designated by the Buyer, and maintained in the name of the Buyer, a segregated account entitled “Collection Account for CLST Asset III, LLC” (the “Collection Account”), over which the Buyer shall have control.  Notwithstanding the foregoing, the Servicer shall be entitled to access and make withdrawals from the Collection Account only (a) as needed to prepare its Servicing Reports and other Required Reports pursuant to Section 8.8, (b) to withdraw Excluded Amounts, which the Servicer shall be responsible for remitting to the appropriate Governmental Authorities and/or Obligors pursuant to Section 8.2(b)(viii), and (c) to make adjustments pursuant to Section 8.4(g).  The Buyer shall be entitled to terminate the Servicer’s access to the Collection Account at any time for any reason or for no reason.

(g)                                Adjustments.  If (i) the Servicer makes a deposit into the Collection Account in respect of a Collection of a Receivable and such Collection was received by the Servicer in the form of a check that is not honored for any reason or (ii) the Servicer makes a mistake with respect to the amount of any Collection and deposits an amount that is less than or more than the actual amount of such Collection, the Servicer shall appropriately adjust the amount subsequently deposited into the Collection Account to reflect such dishonored check or mistake.  Any Scheduled Payment in respect of which a dishonored check is received shall be deemed not to have been paid.

Section 8.5.                                                        Realization Upon Defaulted Receivables.

The Servicer will use commercially reasonable efforts in accordance with the Credit and Collection Policy and consistent with the Servicing Standard and Applicable Law in realizing upon each Defaulted Receivable and Related Security, and employ practices and procedures including commercially reasonable efforts to enforce all obligations of Obligors.  Without limiting the generality of the foregoing, the Servicer may (a) unless the Buyer has specifically given instruction to the contrary, (i) foreclose upon any property securing the Defaulted Receivable and cause the sale of any such property, or (ii) turn the Defaulted Receivable over to a collection agency for collection, or (b) with the consent of the Buyer, sell the Defaulted Receivable for its fair market value (as determined by the Servicer in good faith) to an independent third-party purchaser.  Provided that the Seller has satisfied its obligation to pay to the Buyer an amount equal to the Outstanding Receivable Balance of a Defaulted Receivable as of the day it became a Defaulted Receivable, the Servicer may remit any subsequent collections with respect to such Defaulted Receivable to the Seller.

Section 8.6.                                Servicing Compensation.

The value of the Servicer’s services have been factored into Fair’s allocable portion of the Purchase Price, and therefore, Fair shall not be entitled to any additional compensation for its servicing activities hereunder.

Section 8.7.                                Payment of Certain Expenses by the Servicer.

The Servicer will be required to pay all expenses incurred by it in connection with its activities under this Agreement, including fees and disbursements of its independent accountants, Taxes imposed on the Servicer, expenses incurred by the Servicer in connection with payments pursuant to this Agreement, and all other fees and expenses not expressly stated under this Agreement for the account of the Buyer.  The initial Servicer shall be required to pay such expenses for its own account and shall not be entitled to any payment therefor.

Section 8.8.                                Reports.

(a)                                  Servicing Report.  On each Reporting Date, the Servicer will provide to the Buyer a monthly statement (a “Servicing Report”), which report shall include (i) an updated Receivables List, (ii) account balance and daily cash collection information, and (iii) such other pool portfolio data, information and reports as may be needed for the Buyer to satisfy its internal and external financial reporting requirements and/or as otherwise reasonably requested by the Buyer from time to time, signed by a Responsible Officer of the Servicer and in form and substance reasonably acceptable to the Buyer.

(b)                                 Servicer’s Certificate.  Together with each Servicing Report, the Servicer shall submit to the Buyer a certificate substantially in the form of Exhibit D (a “Servicer’s Certificate”), signed by a Responsible Officer of the Servicer, which shall include a certification by such Responsible Officer that, to its knowledge, no Servicer Default has occurred during the period between the date of such Servicing Report and the date of the prior Servicing Report.

(c)                                  Financial Statements.  The Servicer will submit to the Buyer (i) within thirty (30) days after the end of each of its fiscal quarters (excluding the fiscal quarter ending on the date specified in subclause (ii) below), commencing March 31, 2009, its consolidated unaudited financial statements for the most recent fiscal quarter and (ii) within one hundred twenty (120) days after the end of each fiscal year, commencing with the fiscal year ended December 31, 2009, its consolidated financial statements, each internally prepared by the Servicer.

(d)                                 Additional Information.  In addition to the foregoing, the Servicer will promptly provide to the Buyer such additional information, reports and financial statements as may be requested from time to time by the Buyer or its auditors.

Section 8.9.                                Annual Statement as to Compliance.

The Servicer will provide to the Buyer, within ninety (90) days following the end of each fiscal year of the Servicer, commencing with the fiscal year ending on December 31, 2009, a fiscal report signed by a Responsible Officer of the Servicer certifying that (a) a review of the activities of the Servicer, and the Servicer’s performance pursuant to this Agreement, for the fiscal period ending on the last day of such fiscal year has been made under such Person’s supervision and (b) the Servicer has performed or has caused to be performed in all material respects all of its obligations under this Agreement throughout such year and no Servicer Default has occurred during such period (written notice of which has not otherwise been delivered to the Buyer) or then exists at the end of such period.

Section 8.10.                         Servicer Resignation; Termination.

(a)                                The Servicer shall not resign from the obligations and duties hereby imposed on it except (a) upon providing at least one hundred and twenty (120) days’ prior written notice to the Buyer, or (b) upon the Servicer’s earlier determination that the performance of its duties hereunder is or has become illegal under Applicable Law.  Any such determination permitting the resignation of the Servicer under clause (b) of the immediately preceding sentence shall be evidenced by an Opinion of Counsel to such effect addressed and delivered to the Buyer.  No such resignation shall become effective until a successor servicer shall have assumed the responsibilities and obligations of the Servicer in accordance with Section 8.11.

(b)                                 Notwithstanding anything herein to the contrary, the Buyer, upon providing written notice to the Servicer, may terminate all of the rights and obligations of the Servicer as servicer under this Agreement and appoint a successor servicer to perform its duties pursuant to the terms of this Agreement.

(c)                                  A resignation notice delivered by the Servicer to the Buyer pursuant to Section 8.10(a) and a termination notice delivered by the Buyer to the Servicer pursuant to Section 8.10(b) shall each be referred to as a “Servicer Termination Notice.”

Section 8.11.                         Appointment of Successor Servicer.

(a)                                  On and after the receipt by the Servicer or the Buyer, as applicable, of a Servicer Termination Notice pursuant to Section 8.10, the Servicer shall continue to perform all servicing functions under this Agreement until the date specified in the Servicer Termination Notice or as otherwise specified by the Servicer or the Buyer, as applicable, in writing (but subject to the 120 day notice requirement of Section 8.10(a)) or, if no such date is specified in such Servicer Termination Notice, until a date mutually agreed upon by the Servicer and the Buyer.  The Buyer may, at any time following delivery of a Servicer Termination Notice, appoint any other Person as the successor Servicer hereunder, and such successor shall on such date assume all obligations of the Servicer hereunder with respect to servicing of the Receivables, and all authority and power of the Servicer under this Agreement shall pass to and be vested in the successor servicer.

(b)                                 The Servicer agrees to cooperate and use commercially reasonable efforts in effecting the smooth transition of the responsibilities and rights of servicing of the Receivables, including, without limitation, the transfer to the successor servicer for the administration by it of all cash amounts that shall at the time be held by the Servicer for deposit, or have been deposited by the Servicer, or thereafter received with respect to the Receivables and the delivery to the successor servicer in an orderly and timely fashion of all files and records with respect to the Receivables and a computer tape in readable form containing all information necessary to enable the successor servicer to service the Receivables.  In addition, the Servicer agrees to cooperate and use commercially reasonable efforts in providing at the Servicer’s expense to the successor servicer, a list of key servicing personnel and contact information, reasonable access (including at the premises of the Servicer) to the Servicer’s employees, and any and all of the books, records (in electronic or other form) or other information reasonably requested by it to enable the successor servicer to assume the servicing functions hereunder.

ARTICLE IX.

INDEMNIFICATION

Section 9.1.                                Indemnification by the Seller.

(a)                                  Without limiting any other rights that the Buyer or any assignee of the Buyer (or any of such Persons’ respective shareholders, officers, employees, agents, or Affiliates (each an “Indemnified Party”)) may have hereunder or under Applicable Law, Fair, Durham and Cochran hereby jointly and severally agree to indemnify each Indemnified Party from and against any and all damages, losses, claims, liabilities and related costs and expenses, including reasonable attorneys’ fees and disbursements (all of the foregoing being collectively referred to as “Indemnified Amounts”), awarded against or incurred by such Indemnified Party arising out of or as a result of any of the following:

(A)                              any representation or warranty made by the Seller (including Fair in its role as Servicer) or any of Fair’s officers under or in connection with this Agreement, any other Transaction Document, any Servicing Report, any Servicer’s Certificate or any other information or report delivered by or on behalf of the Seller pursuant hereto shall have been false, incorrect or misleading when made or delivered;

(B)                                the failure by the Seller to comply with any term, provision or covenant contained in this Agreement, any of the other Transaction Documents or any agreement executed in connection therewith, or with any Applicable Law, including with respect to any Sale Assets or the nonconformity of any Sale Assets with any such Applicable Law, and including any such failure by Fair in its capacity as the Servicer hereunder;

(C)                                any claim, dispute, defense or offset by an Obligor with respect to a Receivable (other than a bankruptcy discharge of such Obligor) arising from origination or servicing of that Receivable prior to the Closing Date (including a defense based on the Receivable not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms);

(D)                               any inability to obtain any judgment in, or utilize the court or other adjudication system of, any state in which an Obligor may be located as a result of the failure of Fair to qualify to do business or file any required notice, business activity report or similar report;

(E)                                 any action taken by Fair, in its role as the Servicer, in the enforcement or collection of any Collateral;

(F)                                 the commingling of Collections by any of Fair, Durham or Cochran at any time with other funds; or

(G)                                any investigation, litigation or proceeding related to the Sale Assets arising in connection with the origination or servicing of the Receivables prior to the Closing Date.

Notwithstanding the foregoing, the parties hereto acknowledge and agree that the Seller shall not owe indemnification to an Indemnified Party for any (x) Indemnified Amounts to the extent resulting from the gross negligence, bad faith, breach of contract or willful misconduct on the part of the applicable Indemnified Party, and (y) disputes among Indemnified Parties.

(b)                                 Any amounts subject to the indemnification provisions of this Section 9.1 shall be paid by the Seller to the Indemnified Party within ten (10) Business Days following such Person’s demand therefor setting forth the basis for such Indemnified Amounts in reasonable detail. If any Indemnified Party receives any Indemnified Amount from the Buyer and is subsequently reimbursed for such amounts by another party, such Indemnified Party hereby agrees to reimburse the Buyer for such reimbursed amounts.

(c)                                  If for any reason the indemnification provided above in this Section 9.1 is unavailable to the Indemnified Party or is insufficient to hold an Indemnified Party harmless, then the Seller shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by such Indemnified Party, on the one hand, and the Seller, on the other hand, but also the relative fault of such Indemnified Party as well as any other relevant equitable considerations.

(d)                                 Indemnification under this Section 9.1 shall be in an amount necessary to make the Indemnified Party whole after taking into account any tax consequences to the Indemnified Party of the receipt of the indemnity provided hereunder, including the effect of such tax or refund on the amount of tax measured by net income or profits that is or was payable by the Indemnified Party.

ARTICLE X.

MISCELLANEOUS

Section 10.1.                         Amendments and Waivers.

No amendment, waiver or other modification of any provision of this Agreement shall be effective unless signed by each of the Buyer, Fair, Durham and Cochran.

Section 10.2.                         Notices, Etc.

All notices, reports and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including communication by facsimile copy or electronic mail) and mailed, e-mailed, faxed, transmitted or delivered, as to each party hereto, at its address (or specified address) set forth on Annex A hereto or at such other address as shall be designated by such party in a written notice to the other parties hereto. All such notices and communications shall be effective, upon receipt, or in the case of (a) notice by e-mail, when verbal or electronic communication receipt is obtained, or (b) notice by facsimile copy, when verbal communication of receipt is obtained.

Section 10.3.                         Limitation of Liability.

Notwithstanding any contrary provision set forth herein, no claim may be made by any Person or its Affiliates, directors, officers, employees, attorneys or agents for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement, or any act, omission or event occurring in connection therewith; and each party hereto hereby waives, releases and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

Section 10.4.                         Binding Effect; Benefit of Agreement.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 10.5.                         GOVERNING LAW; CONSENT TO JURISDICTION; WAIVER OF OBJECTION TO VENUE.

THIS AGREEMENT, THE ENTIRE RELATIONSHP OF THE PARTIES HERETO, AND ANY LITIGATION BETWEEN THE PARTIES (WHETHER GROUNDED IN TORT, CONTRACT, LAW OR IN EQUITY) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS.  EACH OF THE PARTIES HERETO HEREBY AGREES TO THE NON—EXCLUSIVE JURISDICTION OF THE STATE DISTRICT COURTS OF DALLAS COUNTY, TEXAS AND THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF TEXAS, DALLAS DIVISION. EACH OF THE PARTIES HERETO HEREBY WAIVES ANY OBJECTION BASED ON PERSONAL JURISDICTION OR FORUM NON CONVENIENS, AND ANY OBJECTION TO VENUE OF ANY ACTION INSTITUTED HEREUNDER IN ANY OF THE AFOREMENTIONED COURTS AND CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT.

Section 10.6.                         WAIVER OF JURY TRIAL.

TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HERETO HEREBY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE BETWEEN THE PARTIES HERETO ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP BETWEEN ANY OF THEM IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. INSTEAD, ANY SUCH DISPUTE RESOLVED IN COURT WILL BE RESOLVED IN A BENCH TRIAL WITHOUT A JURY.

Section 10.7.                         Costs, Expenses and Taxes.

(a)                                  In addition to the rights of indemnification granted to the Indemnified Parties under Article IX hereof, the Seller agrees to pay on demand all commercially reasonable costs and expenses of the Buyer or its assignees incurred in connection with the preparation, execution, delivery, third-party administration (such term to include periodic auditing), renewal, amendment or modification of, or any waiver or consent issued in connection with, this Agreement and the other documents to be delivered hereunder or in connection herewith, including, without limitation, reasonable expenses for travel and lodging, background checks, auditor fees and the reasonable fees and out—of—pocket expenses of counsel with respect thereto and with respect to advising the Buyer or its assignees as to their respective rights and remedies under this Agreement and the other documents to be delivered hereunder or in connection herewith, and all costs and out-of-pocket expenses, if any (including reasonable counsel fees and expenses), incurred by the Buyer or its assignees in connection with the enforcement of this Agreement and the other documents to be delivered hereunder or in connection herewith.

(b)                                 The Seller shall pay on demand any and all stamp, sales, excise and other Taxes and fees payable or determined to be payable to any Governmental Authority in connection with the execution, delivery, filing and recording of this Agreement and the other documents to be delivered hereunder.

(c)                                  The Seller shall pay on demand all other reasonable costs, expenses and Taxes (excluding income taxes) incurred by the Buyer or its assignees in connection with the execution, delivery, filing and recording of this Agreement and the other documents to be delivered hereunder, including, without limitation, all costs and expenses incurred by the Buyer or its assignees in connection with periodic audits (subject to the limitations set forth in Section 5.1(e)) of the Seller’s books and records.

Section 10.8.                         Recourse Against Certain Parties.

No recourse under or with respect to any obligation, covenant or agreement (including, without limitation, the payment of any fees or any other obligations) of the Buyer as contained in this Agreement or any other agreement, instrument or document entered into by it pursuant hereto or in connection herewith shall be had against any incorporator, officer, employee or director of the Buyer, as such, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that the agreements of the Buyer contained in this Agreement and all of the other agreements, instruments and documents entered into by it pursuant hereto or in connection herewith are, in each case, solely the company obligations of the Buyer, and that no personal liability whatsoever shall attach to or be incurred by any incorporator, officer, employee or director of the Buyer, as such, or any of them, under or by reason of any of the obligations, covenants or agreements of the Buyer contained in this Agreement or in any other such instruments, documents or agreements, or which are implied therefrom, and that any and all personal liability of each incorporator, officer, employee or director of the Buyer, or any of them, for breaches by the Buyer of any such obligations, covenants or agreements, which liability may arise either at common law or at equity, by statute or constitution, or otherwise, is hereby expressly waived as a condition of and in consideration for the execution of this Agreement.

Section 10.9.                         Protection of Right, Title and Interest in the Sale Assets; Further Action Evidencing the Purchase.

(a)                                  The Seller hereby authorizes the Buyer to file, and shall cooperate with the Buyer with respect to executing and/or filing, all financing statements, financing statement amendments or assignments, and continuation statements and any other necessary documents covering the right, title and interest of the Buyer to the Sale Assets, and in causing the same be promptly recorded, registered and filed, and at all times to be kept recorded, registered and filed, all in such manner and in such places as may be required by law fully to preserve and protect the ownership or first priority security interest of the Buyer hereunder to all property comprising the Sale Assets. The Seller shall cooperate fully with the Buyer in connection with the obligations set forth above and will execute any and all documents reasonably required to fulfill the intent of this Section 10.9.

(b)                                 The Seller agrees that from time to time, at the Buyer’s expense, it will promptly authorize, execute and deliver all instruments and documents, and take all actions, that the Buyer may reasonably request in order to perfect, protect or more fully evidence the Receivables hereunder and the ownership or first priority perfected security interest granted in the Sale Assets, or to enable the Buyer to exercise and enforce its rights and remedies hereunder or under any other Transaction Document.

(c)                                  If the Seller fails to perform any of its obligations hereunder with respect to the maintenance of the perfection and priority of the interests of the Buyer in the Sale Assets, or if the Seller fails to perform any of its other obligations hereunder for ten (10) days following receipt of notice from the Buyer, the Buyer may (but shall not be required to) perform, or cause performance of, such obligation; and the Buyer’s costs and expenses incurred in connection therewith shall be payable by the Seller as provided in Article IX.  The Seller irrevocably authorizes the Buyer at any time and from time to time at the Buyer’s sole discretion and appoints the Buyer as its attorney–in–fact to act on behalf of the Seller (i) to file Protective Filings on behalf of the Seller, as debtor, necessary or desirable in the Buyer’s sole discretion to perfect and to maintain the perfection and priority of the interest of the Buyer in the Sale Assets in the event of an Inconsistent Determination, and (ii) to file a carbon, photographic or other reproduction of this Agreement or any financing statement with respect to the Sale Assets as a financing statement in such offices as the Buyer in its sole discretion deems necessary or desirable to perfect and to maintain the perfection and priority of the interests of the Buyer in the Sale Assets. This appointment is coupled with an interest and is irrevocable.

Section 10.10.                  Execution in Counterparts; Severability; Integration.

This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts (including by facsimile), each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby. This Agreement, the Transaction Documents and any other agreements or letters (including fee letters) executed in connection herewith contain the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof, superseding all prior oral or written understandings.

Section 10.11.                  Heading and Exhibits.

The headings herein are for purposes of references only and shall not otherwise affect the meaning or interpretation of any provision hereof. The schedules and exhibits attached hereto and referred to herein shall constitute a part of this Agreement and are incorporated into this Agreement for all purposes.

Section 10.12.                  Confidentiality.

(a)                                  Each of Durham, Cochran, the Buyer and Fair shall maintain and, as applicable, shall cause each of its employees, directors, officers, members, partners, agents and affiliates to maintain the confidentiality of this Agreement and all information with respect to the other parties, including all information regarding the business of the Buyer and the Seller obtained by it or them in connection with the structuring, negotiating and execution of the transactions contemplated herein, except that each such party and its employees, directors, officers, members, partners, agents and affiliates may (i) disclose such information to its external accountants, attorneys, investors, potential investors, credit enhancers and the agents and advisors of such Persons (“Excepted Persons”); provided, however, that each Excepted Person shall be notified of the confidentiality restrictions hereof and shall, as a condition to any such disclosure, agree for the benefit of the parties hereto that such information shall be used solely in connection with such Excepted Person’s evaluation of, or relationship with, the Buyer and the Seller and their affiliates, (ii) disclose the existence of this Agreement, but not the financial terms thereof, (iii) disclose such information as is required by Applicable Law and (iv) disclose this Agreement and such information in any suit, action, proceeding or investigation (whether in law or in equity or pursuant to arbitration) involving any of the Transaction Documents for the purpose of defending itself, reducing its liability, or protecting or exercising any of its claims, rights, remedies, or interests under or in connection with any of the Transaction Documents. It is understood that the financial terms that may not be disclosed except in compliance with this Section 10.12(a) include, without limitation, all fees and other pricing terms. If any Excepted Person discloses any confidential information pursuant to this Section 10.12(a), it shall provide prompt notice thereof to the Buyer or the Seller, as appropriate.

(b)                                 Notwithstanding anything herein to the contrary, the foregoing shall not be construed to prohibit (i) disclosure of any and all information that is or becomes publicly known (other than through the violation of this Agreement), (ii) disclosure of any and all information (A) if required to do so by any applicable statute, law, rule or regulation, (B) to any government agency or regulatory body having or claiming authority to regulate or oversee the disclosing entity or its affiliates, or (C) pursuant to any subpoena, civil investigative demand or similar demand or request of any court, regulatory authority, arbitrator or arbitration to which the disclosing entity or an officer, members, partners, director, employer, shareholder or Affiliate of any of the foregoing is a party (so long as the disclosing Person provides prompt notice thereof to the applicable party with respect to which such information relates), or (iii) any other disclosure authorized by the Buyer or the Seller in the case of information with respect to it.

Section 10.13.                  Assignment.

Notwithstanding anything to the contrary contained herein, this Agreement may not be assigned by the Buyer or the Seller without the prior written consent of the other party.

Section 10.14.                  No Waiver; Cumulative Remedies.

No failure to exercise and no delay in exercising, on the part of the Buyer or the Seller, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exhaustive of any rights, remedies, powers and privileges provided by law. Any waiver of this Agreement shall be effective only in the specific instance and for the specific purpose for which given.

Section 10.15.                  Termination.

Either the Seller, on the one hand, or the Buyer, on the other hand, may, in their respective sole discretion at any time after February 23, 2009, terminate this Agreement by furnishing at least ten (10) days’ written notice to the non-terminating party; provided, however, that following the Closing Date, any termination by the Seller shall additionally be subject to the minimum notice period specified in Section 8.10(a) hereof.

Section 10.16.                  Survival of Certain Provisions.

Notwithstanding any provision contained herein to the contrary, (a) the Seller’s representations and warranties set forth in Article IV hereof, (b) the parties’ respective rights, covenants and obligations set forth in Articles V, VI, VII, VIII and IX hereof, and (c) the provisions of this Article X shall all survive any termination of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the Buyer and the Seller have caused this Agreement to be duly executed by their respective officers thereunto duly authorized, as of the day and year first above written.

SELLERS:

FAIR FINANCE COMPANY

By:	/s/ James Cochran
Name: James Cochran
Title: Chairman

/s/ Timothy S. Durham
Timothy S. Durham, in his individual capacity

/s/ James Cochran
James F. Cochran, in his individual capacity

[Signature pages continue]

Signature Page to Purchase Agreement

BUYER:

CLST ASSET III, LLC

By:	/s/ Robert Kaiser
Robert Kaiser
President and Manager

Signature Page to Purchase Agreement